    As filed with the Securities and Exchange Commission on December 5, 2003

                                                    Registration No.  333-107570

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  --------------------------------------------

                          AMENDMENT NO. 1 TO FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                  --------------------------------------------

                               IQ BIOMETRIX, INC.
                               f/k/a "JVWeb, Inc."
--------------------------------------------------------------------------------
                 (Exact name of Registrant specified in charter)


Delaware                           7372                         76-0552098
--------------------------------------------------------------------------------
 (State of                  (Primary Industrial              (I.R.S.  Employer
Incorporation)                 Classification)                     I.D.#)


                      39111 Paseo Padre Parkway, Suite 304
                         Fremont, Padre California 94538
                               Tel: (510) 795-2900
--------------------------------------------------------------------------------
              (Address and telephone number of principal executive
                    offices and principal place of business)


    Seth Horn                                     With a copy to:
    Chief Financial Officer                       Law Offices of
    I.Q. Biometrix, Inc.                          Mark Crone
    39111 Paseo Padre Parkway, Suite 304          28 Woodland Drive
    Fremont, CA 94538                             Granby, CT 06035
    (510) 795-2900                                (860) 844-8929

                    (Name, address, including zip code
                     and telephone number, including
                        area code of agent for service)

Approximate date of commencement date or proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                                 CALCULATION OF REGISTRATION FEE

                                                                       Proposed
Title of each class                               Proposed              maximum
of securities to be       Amount to be        maximum offering         aggregate              Amount of
registered                registered(1)      price per share(2)     offering price(2)     registration fee(3)
Common Stock              10,061,181(4)             $0.94              $9,457,510           $ 765.00

(1) In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a).

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low prices as reported on the Over-The-Counter Bulletin Board on December 2, 2003.

(3)      Previously paid.

(4) Includes 4,761,181 common shares previously issued, up to 450,000 common shares issuable upon the exercise of a warrant, up to 250,000 common shares issuable to holders of certain options upon their exercise, up to 800,000 common shares issuable to holders of certain convertible debentures upon their conversion, and up to 3,800,000 common shares issuable to holders of both certain convertible debentures and warrants upon their respective conversion and exercise.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS           SUBJECT TO COMPLETION, DATED DECEMBER 5, 2003

                               IQ BIOMETRIX, INC.
                            39111 PASEO PADRE PARKWAY
                            FREMONT, CALIFORNIA 94538
                               TEL: (510) 795-2900

                        10,061,181 SHARES OF COMMON STOCK

                           --------------------------

This prospectus relates to the resale of up to 10,061,181 shares of our common stock, $0.01 par value per share, being offered by the persons who are, or will become, our stockholders. These persons are referred to throughout this prospectus as "selling stockholders." Of these shares:

         *        4,761,181 shares were previously issued to ten stockholders;
         * Up to 450,000 shares are issuable upon the exercise of a warrant;
         * Up to 250,000 shares are issuable to two holders of certain options upon their exercise;
         * Up to 800,000 shares are issuable to three holders of certain convertible debentures upon their conversion; and
         * Up to 3,800,000 shares are issuable to two holders of both certain convertible debentures and certain warrants upon their respective conversion and exercise.

All of the shares, warrants, options and debentures described above were previously issued in private placement transactions completed prior to the filing of this registration statement.

The Company is not selling any shares of stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the exercise of warrants or options. We will not receive any further cash proceeds upon the conversion of the debentures. All costs associated with this registration will be borne by us. The selling stockholders may offer the shares covered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, in negotiated transactions or in trading markets for our common stock.

Our common stock trades on the NASD OTC Bulletin Board under the symbol "IQBM.OB" The closing price of our common stock on the NASD OTC Bulletin Board on December 2, 2003 was $0.90 per share.

                             ----------------------

         YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                             ----------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is __________, 2003.

                                TABLE OF CONTENTS

SUMMARY OF OFFERING........................................................... 3

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS...............................5

RISK FACTORS ..................................................................6

USE OF PROCEEDS ..............................................................14

DIVIDEND POLICY ..............................................................15

PRICE RANGE OF COMMON STOCK ..................................................15

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............................16

BUSINESS .....................................................................20

MANAGEMENT ...................................................................29

EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS ..............................30

PRINCIPAL STOCKHOLDERS .......................................................34

DESCRIPTION OF CAPITAL STOCK .................................................36

SELLING STOCKHOLDERS .........................................................39

PLAN OF DISTRIBUTION .........................................................40

EXPERTS ......................................................................41

INDEX TO FINANCIAL STATEMENTS................................................F-1

                               SUMMARY OF OFFERING

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "Risk Factors" section, the financial statements and the notes to the financial statements.

Common stock outstanding ......................             22,374,879 shares (1)
  prior to this offering

Common stock being offered by
selling stockholders   ........................             Up to 10,061,181 shares

Common stock outstanding ......................             27,674,879 shares (2)
after this offering

Price per share to the public..................             Market or negotiated  price at the time of sale or
                                                            resale.

Total proceeds raised by offering .............             We will not receive any  proceeds  from the resale
                                                            of shares offered by any selling stockholders.  We
                                                            received   proceeds   from  the  issuance  of  the
                                                            convertible  debentures whose underlying shares of
                                                            common  stock are covered by this  prospectus.  We
                                                            also received proceeds from the sale of our common
                                                            stock  in a  private  placement.  We will  receive
                                                            proceeds  from the  exercise of the  warrants  and
                                                            options  whose  underlying  shares of common stock
                                                            are covered by this prospectus if the warrants and
                                                            options are exercised.

Plan of Distribution.............................           The  offering  of our  shares of  common  stock is
                                                            being  made by our  stockholders  who wish to sell
                                                            their  shares.  Sales of our  common  stock may be
                                                            made  by the  selling  stockholders  in  the  open
                                                            market or in privately negotiated transactions and
                                                            at discounted prices,  fixed prices, or negotiated
                                                            prices. See "PLAN OF DISTRIBUTION."

Risk Factors.............................                   There are significant  risks involved in investing
                                                            in our company.  For a discussion  of risk factors
                                                            you  should  consider  before  buying  our  common
                                                            stock, see "RISK FACTORS" beginning on page 6.

(1) Based on 22,374,879 shares of common stock outstanding as of October 31, 2003. Does not include (i) 450,000 common shares issuable upon the exercise of a warrant;(ii) up to 250,000 common shares issuable upon the exercise of options whose underlying shares of common stock are covered by this prospectus; (iii) up to 800,000 common shares issuable upon the conversion of certain convertible debentures whose underlying shares of common stock are covered by this prospectus; and (iv) up to 3,800,000 common shares issuable upon the conversion of certain convertible debentures or the exercise of certain warrants whose underlying shares of common stock are covered by this prospectus.

(2) Includes (i) 450,000 common shares issuable upon the exercise of a warrant, (ii) 250,000 common shares issuable upon the exercise of options whose underlying shares of common stock are covered by this prospectus; (iii) 800,000 common shares issuable upon the conversion of convertible debentures whose underlying shares of common stock are covered by this prospectus; and (iv) 3,800,000 common shares issuable upon the conversion of certain convertible debentures or the exercise of certain warrants whose underlying shares of common stock are covered by this prospectus.

                             SUMMARY FINANCIAL DATA

The summary financial information set forth below is derived from the financial statements appearing elsewhere in this Prospectus. Such information should be read in conjunction with such financial statements, including the notes thereto.


                          STATEMENT OF OPERATIONS DATA
                         (Dollar amounts and share data)

                            Three Months Ended                      Year Ended
                               September 30                           June 30
                       ------------------------------      ------------------------------
                           2002              2003             2002               2003
                       ------------      ------------      ------------      ------------
                                 (Unaudited)
Revenues               $     83,095      $     21,082       $     98,148     $    105,772
Net (Loss)             $ (1,934,188)     $   (359,633)      $   (984,265)    $ (3,887,691)
Basic and Diluted
   (Loss) Per
   Common Share        $       (.10)     $       (.02)      $       (.06)    $       (.23)

Basic and Diluted
Weighted Average
Shares Outstanding       19,691,930        16,464,285         15,547,000       16,928,344

                                            BALANCE SHEET DATA

                               September 30, 2003          June 30, 2003
                               ------------------          -------------
                                (Unaudited)
Total Assets                      $   737,597               $   299,513
Total Current Liabilities         $ 1,431,892               $ 1,132,452
Stockholders' Deficit             $  (694,295)              $  (832,939)

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This  prospectus  contains  forward-looking  statements  within  the  meaning of
Section 27A of the Securities Act of 1933. These statements appear in a number of places including "BUSINESS" and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." These statements regard:

         * our belief that our FACES(TM) technology will help solve the growing need for effective tools to fight crime and terrorism as well as offering potential applications relating to other industries;

         *        our  belief  that  our   InterCode(TM)   coding  system  is  a
                  breakthrough feature that can serve as the first international standard in the transmission of facial recognition data;

         * our belief that international markets represent a significant market for our products and services;

         *        our belief  that we have ample room to  penetrate  further the
                  public  security/law   enforcement  agencies  segment  of  the
                  market;

         * our intention to compete vigorously in terms of price, product features, product performance, ease of use, quality of support and service, and company reputation;

         * our expectations regarding the sources from which we will finance our operations;

         * our expectations regarding the amount of funds we will need in the future;

         * our expectations regarding the focus of our sales efforts on our existing customers;

         *        our   expectations   regarding   the   amount  of   additional
                  development   expenses  needed  to  pursue  our  research  and
                  development strategy;

         * our expectations regarding the timing of the rollout, release or public availability of any products of ours now or hereafter under development;

         * our expectations regarding our receipt of revenues from training users of our products;

         *        our   intentions   and   expectations   regarding  the  future
                  availability  of  now  undeterminable   revenue  opportunities
                  arising out of our technology;

         * our expectations regarding the abilities and use in certain locations of our FACES(TM) technology;

         * our intentions regarding the protection of our proprietary information;

         * our expectations and intentions regarding our ability to make available the finest facial composite technology on the market;

         * our intentions regarding the continued development and refinement of our existing products, and the development and commercialization of various computer programs and products using the InterCode(TM) technology;

         * our intentions regarding the continuation of our direct selling efforts; and

         *        our intentions regarding our marketing and sales efforts.

Such statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "estimates," "will," "should," "plans" or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results could differ materially from those projected in the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed under "RISK FACTORS" above. As a result, these forward-looking statements represent the Company's judgment as of the date of this prospectus. The Company does not express any intent or obligation to update these forward-looking statements.

                                  RISK FACTORS

THE SECURITIES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. ACCORDINGLY, THEY SHOULD BE CONSIDERED EXTREMELY SPECULATIVE. YOU SHOULD READ THE ENTIRE PROSPECTUS AND CAREFULLY CONSIDER, AMONG THE OTHER FACTORS AND FINANCIAL DATA DESCRIBED HEREIN, THE FOLLOWING RISK FACTORS:

WE RECENTLY FACED A LACK OF LIQUIDITY, AND WE MAY FACE SIMILAR LIQUIDITY CHALLENGES IN THE FUTURE.

We recently faced a serious liquidity challenge and we may face similar liquidity challenges in the future. To date, we have had no meaningful revenues. We have heretofore financed our business through the procurement of capital investments. At September 30, 2003 we had cash, cash equivalents and short-term investments of $534,000; our accounts payable were approximately $132,000, and we had accrued expenses of $456,000. In September and October 2003 we raised an additional $700,000 through the issuance of convertible debentures, which mature in 2004. If our net revenues are insufficient to meet our ongoing expenses, we will be required to seek additional financing to fund operations. There can be no assurance that we would be successful in locating such funding on acceptable terms or at all, in which case we will be prevented from pursuing our current business plan and our business, results of operations and financial condition would be materially and adversely affected.

In addition, any financing arrangement may have potentially adverse effects on us or our stockholders. Debt financing (if available and undertaken) may involve restrictions limiting our operating flexibility. Moreover, if we issue equity securities to raise additional funds, the following results may occur:

         o The percentage ownership of our existing stockholders will be reduced;
         o Our stockholders may experience additional dilution in net book value per share;
         o The new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock.

OUR LIMITED OPERATING HISTORY MAKES AN EVALUATION OF US AND OUR FUTURE EXTREMELY DIFFICULT.

We have only recently begun selling our FACES(TM) product, and we have generated very limited revenues from its sale. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULT OF OPERATIONS" and "BUSINESS." Because we have only recently begun to generate revenues, we are unable to accurately forecast what the level of our revenues will be, and we have limited meaningful historical financial data upon which to plan future operating expenses. Given our extremely limited revenues to date and our current limited cash resources, if our revenues in any period are lower than we project, our business, results of operations and financial condition would be materially and adversely affected. In addition, our ability to forecast accurately our quarterly revenue and expenses is limited due to a number of factors, including:

         * The fact that we currently derive substantially all of our revenues from sales of our FACES (TM) software product and our expectation that we will continue to derive substantially all of our revenues from this product for the foreseeable future;

         *        The market's limited acceptance of our product to date;

         *        Our ability to develop and increase our customer base;

         *        Our need to expand our distribution capability;

         * Our ability to implement and successfully execute our sales and marketing strategy;

         * Our need to introduce new products and services to respond to technological and competitive developments and customer needs;

         *        Our ability to manage the growth we are seeking to realize;

         *        Our ability to respond to competitive developments;

         * Our dependence on our current executive officers and key employees;

         * Our ability to provide superior customer service and order fulfillment.

There can be no assurance that we can successfully address some or all of these risks but our failure to do so could materially and adversely affect our business, prospects, financial condition and results of operations.

WE HAVE A HISTORY OF LOSSES AND DO NOT KNOW WHEN WE MAY BECOME PROFITABLE OR IF WE DO BECOME PROFITABLE WHETHER WE CAN SUSTAIN PROFITABILITY.

We have incurred net losses of $6,806,144 since inception. As of September 30, 2003, we had an accumulated deficit of $6,806,144 million and we expect to continue to incur net losses for the foreseeable future. We also expect to incur significant product development, sales and marketing and general and administrative expenses. As a result, we will need to generate increased revenues to achieve profitability and we may not be able to generate sufficient revenues to achieve profitability. Even if we achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

THE MARKET FOR OUR PRODUCTS IS NEW AND IF THIS MARKET DOES NOT DEVELOP AND EXPAND AS WE ANTICIPATE, DEMAND FOR OUR PRODUCTS MAY NOT INCREASE, WHICH WOULD ADVERSELY IMPACT OUR REVENUES.

The market for our products is relatively new and rapidly evolving. Because this market is new, it is difficult to predict its potential size or future growth rate. Widespread adoption of products like ours is critical to our future success. If products such as ours are not widely adopted by our target customers and our markets do not expand, our business will suffer.

We do not have a long history of selling our products. In particular, we have just recently launched our FACES(TM) 4.0 product. As a consequence, we anticipate having to devote substantial time and effort to educating existing and prospective customers about the benefit of our new FACES(TM)4.0 product. Despite our efforts to educate existing and potential customers about our products, our products may not achieve widespread market acceptance.

OUR FACES(TM) 4.0 PRODUCT CURRENTLY IS OUR ONLY PRODUCT AND A SIGNIFICANT PORTION OF OUR FUTURE REVENUES DEPENDS ON ITS COMMERCIAL SUCCESS.

Our future growth and a significant portion of our future revenues depend on the commercial success of our FACES(TM) 4.0 software product, which is the only product that we currently offer. Many customers who have purchased previous versions of our FACES(TM) software product may not choose to purchase FACES(TM)
4.0. If existing and new customers do not widely adopt, purchase and successfully deploy FACES(TM) 4.0, our revenues will not grow significantly and our business, financial condition and results of operations will be seriously harmed.

IF WE FAIL TO GENERATE REPEAT OR EXPANDED BUSINESS FROM OUR CURRENT AND PROSPECTIVE CUSTOMERS, OUR BUSINESS WILL BE SERIOUSLY HARMED.

We believe that our success will depend on the continued growth of our customer base as well as the sale of new and enhanced products to our existing customers. Over 150,000 licenses to pre-4.0 versions of our FACES(TM) product have been distributed to law enforcement agencies in the United States and we expect to focus a large part of our sales and marketing efforts with respect to our new products on these existing customers. If we are to be successful in generating sales from our existing customers, we will need to convince them that our new products provide them with additional benefits. In addition, our ability to attract new customers will depend on a variety of factors, including the reliability and cost-effectiveness of our products and our ability to effectively market our products. If we fail to generate repeat and expanded business from our current and prospective customers, our operating results will be seriously harmed.

FLUCTUATIONS IN OUR BUSINESS AND OPERATING RESULTS MAY MATERIALLY AND ADVERSELY AFFECT THE TRADING PRICE OF OUR COMMON STOCK.

We expect that our operating results will fluctuate in the future due to a number of factors many of which are outside of our control. These factors include the following:

         * Customer concentration; most of our current and prospective customers are local, state and federal law enforcement agencies, many of which are experiencing their worst budget crisis in years;

         *        Budgetary cycles of governmental agencies;

         *        Overall demand for our products;

         *        Our ability to attract new customers at a steady rate;

         * The rate at which we or our competitors introduce new products, the rate at which these products acquire market acceptance, and the cost required to develop these products;

         * Technical defects in our products that could delay product shipments or increase the costs of introducing new products;

         * Changes in the pricing of our products or those of our competitors;

         * The amount and timing of capital expenditures and other costs relating to the expansion of our operations;

         * Costs relating to our marketing programs and our business in general;

         *        General economic conditions.

Any of the foregoing factors may cause our operating expenses to be disproportionately high or cause our revenue and operating results to fluctuate causing our business, financial condition and operating results to be adversely affected. In addition, to respond to changes in our competitive environment, we may occasionally make certain decisions from which we may benefit in the long run. However, in the short run, such decisions could materially and adversely affect our quarterly results of operations and financial condition. Due to all of the foregoing factors, in some future quarter our operating results may fall below our expectations and those of our stockholders. In such event, the trading price of our common stock could be materially adversely affected. Further, we believe that period-to-period comparisons of our financial results may not be very meaningful. Accordingly, you should not conclude that such comparisons indicate future performance.

IF WE FAIL TO PROMOTE OUR BRAND NAME SUCCESSFULLY OR IF WE INCUR SIGNIFICANT EXPENSES PROMOTING AND MAINTAINING OUR BRAND NAME, OUR BUSINESS COULD BE HARMED.

Due in part to the emerging nature of the market for our products and the substantial resources available to some of our competitors, there may be a limited time opportunity for us to achieve and maintain a significant market share. Developing and maintaining awareness of our brand name is critical to achieving widespread acceptance of our products. Furthermore, we believe that the importance of brand recognition will increase as competition in the market for products such as ours increases. Successfully promoting and positioning our brand will depend largely on the effectiveness of our marketing efforts. To attract and retain customers and to promote and maintain our brands in response to competitive pressures, we may need to increase our marketing budget or otherwise to increase substantially our financial commitment to creating and maintaining brand loyalty among vendors and consumers. If we are unable for financial reasons to increase our sales and marketing budget or if we are unable to successfully promote our brand, our business will suffer.

RAPID TECHNOLOGICAL CHANGE IN OUR MARKET COULD CAUSE OUR PRODUCTS TO BECOME OBSOLETE OR REQUIRE US TO REDESIGN OUR PRODUCTS.

We expect that our market will be characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changing customer demands and evolving industry standards, any of which can render existing products obsolete. We believe that our future success will depend in large part on our ability to develop new and effective products in a timely manner and on a cost effective basis. As a result of the complexities inherent in our product, major new products and product enhancements can require long development and testing periods, which may result in significant delays in the general availability of new releases or significant problems in the implementation of new releases. In addition, if we or our competitors announce or introduce new products our current or prospective customers may defer or cancel purchases of our products, which could materially adversely affect our business, operating results and financial condition. Our failure to develop successfully, on a timely and cost effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements would have a material adverse affect on our business, operating results and financial condition.

IF WE LOSE ANY KEY PERSONNEL, OR FAIL TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, WE MAY BE UNABLE TO CONTINUE DEVELOPING OUR BUSINESS AND PRODUCT LINE.

The loss of the services of one or more of our key personnel could materially adversely affect our business, operating results and financial condition. We cannot guarantee that we will be able to retain our key personnel. Our future success also depends on our continuing ability to attract, assimilate and retain highly qualified sales, technical and managerial personnel. Competition for these individuals is intense, and there can be no assurance that we can attract, assimilate or retain necessary personnel in the future.

FAILURE TO EXPAND OUR SALES AND DISTRIBUTION CHANNELS AND MANAGE OUR SALES AND DISTRIBUTION RELATIONSHIPS COULD SIGNIFICANTLY REDUCE OUR REVENUES.

We sell our products through a network of distributors and resellers. Our success will depend on our ability to manage relationships with our existing network of distributors and resellers and to expand our network of resellers and distributors. The sale of our products by our distributors and resellers depends on the effectiveness of their selling efforts and their ability to meet their own responsibilities under agreements with customers in a timely manner. At times, our distributors and resellers may also offer products of our competitors and our agreements with them have no minimum purchase commitments. We cannot assure you that we will be able to expand our distribution channels, manage our distribution relationships successfully or that our distributors and resellers will market and sell our products effectively. Our failure to manage successfully our distribution relationships or the failure of our distributors and resellers to sell our products could reduce our revenues and have a material adverse effect on business, results of operations and financial conditions.

OUR SOFTWARE PRODUCTS ARE COMPLEX AND MAY CONTAIN UNKNOWN DEFECTS THAT COULD RESULT IN NUMEROUS ADVERSE CONSEQUENCES.

Complex software products such as ours often contain latent errors or defects, particularly when first introduced, when new versions or enhancements are released and when configured for a specific customer. We currently have no known errors and defects in our products. However, there can be no assurance that despite testing, defects and errors will not be found in current versions, new versions or enhancements of our products after commencement of commercial shipments, any of which could result in damage to our reputation, the loss of sales, a diversion of our product development resources, or a delay in market acceptance, and thereby materially adversely affecting our business, operating results and financial condition. The computer hardware environment is characterized by a wide variety of non-standard configurations that make prerelease testing for programming or compatibility errors very difficult and time consuming. Despite our testing, errors may still be discovered in some new products or enhancements after the products or enhancements are delivered to customers. Furthermore, there can be no assurance that our products will meet all of the expectations and demands of our customers. The failure of our products to perform to customer expectations could give rise to warranty claims. Any of these claims, even if not meritorious, could result in costly litigation or divert management's attention and resources. We do not currently maintain any general liability insurance. Any general liability insurance that we may carry could be insufficient to protect us from all liability that may be imposed under any asserted claims. Although through our license agreements with customers we try to include provisions designed to limit our exposure to potential claims, such limitation of liability provisions may not be effective as a result of existing or future laws or unfavorable judicial decisions.

IF THE USE OF OUR PRODUCTS IS DEEMED TO BE AN INVASION OF PERSONAL PRIVACY RIGHTS OUR BUSINESS MAY SUFFER.

From time to time, biometric products such as ours have been the focus of organizations and individuals seeking to curtail or eliminate the use of these technologies on the grounds that these technologies may be used to diminish personal privacy rights. In the event that such initiatives result in restrictive legislation, the market for products such as ours may be adversely affected.

IF WE GROW OUR BUSINESS AS PLANNED, WE MAY NOT BE ABLE TO MANAGE PROPERLY OUR GROWTH, WHICH MAY IMPEDE OUR ABILITY TO ACHIEVE PROFITABILITY.

If we are successful in growing our business as we plan, our operations may expand rapidly and significantly. Any rapid growth could put a significant strain on our management, operational and financial resources. In order to manage the growth of our operations, we will be required to expand existing operations, to implement new operational, financial and inventory systems, procedures and controls, including improvement of our financial and other internal management systems, and to hire, train, manage and expand our employee base. If we are unable to manage growth effectively, our business, results of operations and financial condition will be materially adversely affected. In addition, if we are successful in growing our business as we plan, we expect operating expenses to increase, and as a result, we will need to generate increased revenue to achieve and maintain profitability. In particular, as we grow our business, we would incur additional costs and expenses related to:

         *        The expansion of our sales force and distribution channels;

         *        The expansion of our product and services offerings;

         *        Development of relationships with strategic business partners;

         *        The expansion of management and infrastructure;

         *        Brand development, marketing and other promotional activities.

Costs associated with these activities could delay our ability to achieve or maintain profitability.

OUR ACQUISITION STRATEGY MAY BE UNSUCCESSFUL, WHICH MAY HARM OUR ABILITY TO GROW REVENUES.

We believe that our future success depends on our ability to introduce and market new products and services that we have either developed internally or acquired through strategic combinations or partnering relationships. We intend to actively seek out acquisition and partnering prospects that would complement our existing product offerings, augment our market coverage, or enhance our technological capabilities. This strategy is subject to inherent risks associated with the potential integration of additional operations, the extent of management time and attention required, and related costs and expenses associated with the execution of this strategy.

WE WILL FACE TECHNICAL, OPERATIONAL AND STRATEGIC CHALLENGES THAT MAY PREVENT US FROM SUCCESSFULLY INTEGRATING BUSINESSES WE MAY ACQUIRE IN THE FUTURE.

Execution of our acquisition and partnering strategy could result in a number of financial consequences, including without limitation:

         *        Use  of  cash   resources  that  would  reduce  our  financial
                  reserves;

         * Issuance of stock that would dilute our current stockholders' percentage ownership;

         *        Incurrence of debt;

         *        Assumption of liabilities;

         * Increased operational and administrative complexity of our business;

         * Higher fixed expenses, which require a higher level of revenues to maintain gross margins; and

         * Incurrence of expenses related to in-process research and development and the possible impairment of goodwill and other intangible assets, which could result in large one-time write-offs.

         Furthermore,   acquisitions   involve   numerous   operational   risks,
including:

         * Problems related to the integration and management of acquired technology, products, operations, information systems and personnel of the acquired company;

         *        Problems  completing  product  development   programs  of  the
                  acquired company and consolidating research and development efforts;

         *        Unanticipated costs or liabilities;

         *        Diversion of management's attention from our core business;

         * Diversion of resources from our existing business, products or technologies;

         *        Adverse  effects  on  existing  business   relationships  with
                  suppliers and customers;

         * Risks associated with entering markets in which we have no or limited prior experience; and

         * Potential loss of key employees, particularly those of the acquired organizations.

The integration of businesses that we may acquire could be a complex, time consuming and expensive process. We must operate as a combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices to be successful. We cannot guarantee that any future acquisitions will result in sufficient revenues or earnings to recover our investment in, or expenses related to, these acquisitions or that any synergies will develop. If we are not successful in integrating acquired businesses or if expected earnings or synergies do not materialize, we could be forced to attempt to resell or cease operations of acquired businesses. In either event, we would likely incur significant expenses as well as non-cash charges to write-off acquired assets, which could seriously harm our financial condition and operating results.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY.

Our future success depends upon our proprietary technology. We are protecting our proprietary information through the use of patent, copyright, trademark, trade secret laws, confidentiality procedures and contractual provisions. Notwithstanding our efforts to protect our proprietary technology, policing unauthorized use or copying of our proprietary information is difficult, unauthorized use or copying occurs from time to time, and litigation to enforce intellectual property rights could result in significant costs and diversion of resources. Any patents we obtain in the future may be circumvented, challenged, invalidated or designed around by other companies. Despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property. Moreover, the laws of some foreign jurisdictions do not afford the same degree of protection to our proprietary rights as do the laws of the United States, and effective trademark, copyright, and trade secret protection may not be available in every country in which our products are distributed. Furthermore, our competitors may independently develop similar technology that substantially limits the value of our intellectual property. Our inability to protect adequately our intellectual property for these or other reasons could materially and adversely affect our business, financial condition and operating results.

In addition, third parties may at some point claim certain aspects of our business infringe their intellectual property rights. While we are not currently subject to nor are aware of any such claim, any future claim (with or without merit) could result in one or more of the following:

         *        Significant litigation costs;

         *        Diversion of resources, including the attention of management;

         *        Our agreement to pay certain  royalty and/or  licensing  fees;
                  and

         * Cessation of our rights to use, market, or distribute such technology.

Any of these developments could materially and adversely affect our business, results of operations and financial condition. In the future, we may also need to file lawsuits to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Whether successful or unsuccessful, such litigation could result in substantial costs and diversion of resources. Such costs and diversion could materially and adversely affect our business, results of operations and financial condition.

OUR FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED BY COMPETITION.

The market for our products is characterized by significant and increasing competition. Most of our current and potential competitors have longer operating histories and significantly greater financial, technical and marketing resources than we do. We expect competition to intensify in the future as new companies enter the market on a regular basis. There can be no assurance that existing or future competitors will not develop or offer products that provide significant performance, price or other advantages over those we offer. Such a development could result in price reductions or displacement of our products, which could materially adversely affect our business, results of operations and financial condition.

OUR AUTHORIZED PREFERRED STOCK EXPOSES STOCKHOLDERS TO CERTAIN RISKS.

Our Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $.01 per share. No shares of preferred stock have been issued to date. The authorized preferred stock constitutes what is commonly referred to as "blank check" preferred stock. This type of preferred stock allows the Board of Directors to divide the preferred stock into series, to designate each series, to fix and determine separately for each series any one or more relative rights and preferences and to issue shares of any series without further stockholder approval. Preferred stock authorized in series allows our Board of Directors to hinder or discourage an attempt to gain control of the Company by a merger, tender offer at a control premium price, proxy contest or otherwise. Consequently, the preferred stock could entrench our management. In addition, the market price of our common stock could be materially and adversely affected by the existence of the preferred stock.

OUR COMMON STOCK HAS A LIMITED AND VOLATILE TRADING HISTORY.

Our common stock trades in the United States on the Over-the-Counter Electronic Bulletin Board(OTCBB). The number of shares traded daily has been extremely limited and the prices at which our common stock has traded have fluctuated fairly widely. See "PRICE RANGE OF COMMON STOCK." There can be no assurance as to the prices at which our common stock will trade in the future, although they may continue to fluctuate significantly. Prices for our common stock will be determined in the marketplace and may be influenced by many factors, including the following: 12

         *        The depth and liquidity of the markets for our common stock;

         * Investor perception of us and the industry in which we operate;

         *        General economic and market conditions; and

         * The effect that of any of the events highlighted in these Risk Factors may have on our business should they occur.

WE HAVE THE ABILITY AND THE OBLIGATION TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE, AND SUCH FUTURE ISSUANCE MAY MATERIALLY ADVERSELY AFFECT STOCKHOLDERS.

We have various abilities and obligations to issue additional shares of common stock in the future. These abilities and obligations include the following:

         *        Approximately  300,000  registered  shares of our common stock
                  are   available  for  issuance  to  outside   consultants   to
                  compensate them for services provided;

         * Options to purchase approximately 250,000 shares of our common stock were outstanding as of October 31, 2003;

         * Warrants to purchase approximately 450,000 shares of common stock were outstanding as of October 31, 2003 and shares underlying these warrants are being registered as part of this registration statement;

         * Debentures, convertible into 4,600,000 shares of common stock had been issued as of October 31, 2003 and the shares of common stock into which such debentures are convertible are being registered as part of this registration statement

The options and warrants described above permit the holders to purchase shares of common stock at specified prices. These purchase prices may be less than the then current market price of our common stock. Any shares of common stock issued pursuant to these options or warrants (or the convertible debentures described above) would further dilute the percentage ownership of existing stockholders. The terms on which we could obtain additional capital during the life of these options, warrants or convertible debentures may be adversely affected because of such potential dilution. Finally, we may issue additional shares in the future other than as listed above. There are no preemptive rights in connection with our common stock. Thus, the percentage ownership of existing stockholders may be diluted if we issue additional shares in the future. For issuances of shares and grants of options to consultants, our Board of Directors will determine the timing and size of the issuances and grants, and the consideration or services required thereof. Our Board of Directors intends to use its reasonable business judgment to fulfill its fiduciary obligations to our then existing stockholders in connection with any such issuance or grant. Nonetheless, future issuances of additional shares could cause immediate and substantial dilution to the net tangible book value of shares of common stock issued and outstanding immediately before such transaction. Any future decrease in the net tangible book value of such issued and outstanding shares could materially and adversely affect the market value of the shares.

SALES OF OUR COMMON STOCK, INCLUDING THOSE SHARES COVERED BY THIS PROSPECTUS (WHICH UPON EFFECTIVENESS OF THIS REGISTRATION STATEMENT MAY BE SOLD AT ANY PRICE AND ANY TIME), COULD REDUCE THE PRICE OF OUR COMMON STOCK.

After the registration statement has become effective, the holders of the shares covered by this prospectus may sell the shares registered pursuant to this registration statement at any price and at any time determined by them without limitation. The price of our common stock may be adversely affected upon the sale of the shares registered hereby.

THE  TRADING   PRICE  OF  OUR  COMMON  STOCK   ENTAILS   ADDITIONAL   REGULATORY
REQUIREMENTS, WHICH MAY NEGATIVELY AFFECT SUCH TRADING PRICE.

The trading price of our common stock is currently below $5.00 per share. As a result of this price level, trading in our common stock is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934. These rules require additional disclosure by broker dealers in connection with any trades generally involving any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such rules require the delivery, before any "penny stock" transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must determine the suitability of the penny stock for the purchaser and receive the purchaser's written consent to the transaction before sale. The additional burdens imposed upon broker dealers by such requirements may discourage broker-dealers from effecting transactions in our common stock affected. As a consequence, the market liquidity of our common stock could be severely limited by these regulatory requirements.

STOCKHOLDERS HAVE NO GUARANTEE OF DIVIDENDS.

The holders of our common stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefore. To date, we have not declared nor paid any cash dividends. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain all earnings, if any, for use in our business operations.

FOR ALL OF THE AFORESAID REASONS AND OTHERS SET FORTH HEREIN, THE SHARES COVERED BY THIS PROSPECTUS INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD BE AWARE OF THESE AND OTHER FACTORS SET FORTH IN THIS PROSPECTUS.

                                 USE OF PROCEEDS

We will not receive any proceeds from the sales of the shares of common stock by the selling stockholders, nor will we receive any new proceeds from the conversion of the debentures. However, our liabilities will be reduced by the total of the unpaid principal and accrued interest on the debentures converted into common stock. We will also receive proceeds upon the exercise of outstanding warrants and options for shares of common stock covered by this prospectus. We intend to use such net proceeds, if any, for general working capital and other corporate purposes. There can be no assurance that any of these warrants and options will be exercised before they expire and, as a result, that we will receive any proceeds from them. Even if some or all of these warrants or options are exercised, the Company cannot predict when they will be exercised and when the proceeds will be received.

                                 DIVIDEND POLICY

To date, the Company has not declared nor paid any cash dividends on our common stock, and we presently intend to retain earnings to finance the expansion of our business. Payment of future dividends, if any, will be at the discretion of the Board of Directors after taking into account various factors, including the Company's financial condition, results of operations, current and anticipated cash needs and plans for expansion. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

                           PRICE RANGE OF COMMON STOCK

Our common stock is traded on the Over-The-Counter Bulletin Board under the symbol "IQBM". As of November 28, 2003, the Company had approximately 300 holders of record. Presented below are the high and low closing prices of our common stock for the periods indicated:

                                               High(1)    Low(1)
                                               -------    ------
          Fiscal year ending June 30, 2004:
          First Quarter                         $1.35     $ .62

          Fiscal year ending June 30, 2003:

          Fourth Quarter                        $1.50     $ .68

          Third Quarter                         $1.00     $ .20

          Second Quarter                        $ .90     $ .20

          First Quarter                         $1.10     $ .52

          Fiscal year ending June 30, 2002:

          Fourth Quarter                        $1.95     $ .60

          Third Quarter                         $2.35     $ .20

          Second Quarter                        $ .30     $ .09

          First Quarter                         $ .12     $ .18

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

IQ Biometrix, Inc. is a provider of security software and services primarily to law enforcement agencies and the security industry, headquartered in Fremont, California. IQ Biometrix markets, distributes and sells a facial composite software tool called FACES(TM) to federal, state and local law enforcement agencies and the security industry in the United States and abroad.

During fiscal year 2003 we derived substantially all of our revenues from sales of our FACES(TM) 3.0 product. In July 2003, we launched FACES(TM) 4.0. FACES(TM)
4.0 contains significant enhancements and new features over FACES(TM) 3.0, including the ability to use the TRAK service offered by Social Tech, Inc., which allows any police officer to create high-resolution photo bulletins and share them electronically with other law enforcement jurisdictions, the media, and the community where appropriate. Revenues in fiscal year 2002 and 2003 were derived from a diverse customer base sold mainly in units of 1 to 50. No customer was responsible for more than 2% of revenues.

We market and sell our products both directly through our own sales force as well as indirectly through resellers and distributors in the United States. To date, most of our sales have been in North America, however, we recently began to seek relationships with international distributors and resellers to sell our products internationally.

Cost of revenues currently consists of inventory and packaging costs. Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in marketing, sales and customer support, as well as costs associated with promotional activities and travel expenses. We intend to expand our sales and marketing operations and efforts substantially for our products, both domestically and internationally, in order to increase market awareness and to generate sales of our products. Although, we cannot be certain that any increased expenditures will result in higher revenues, we believe that continued investment in sales and marketing is critical to our success and expect these expenses to increase in absolute dollars in the future.

General and administrative expenses consist primarily of salaries and related expenses for executive, finance, accounting, information technology, facilities, and human resources personnel. We expect these expenses to increase as we continue to add personnel and incur additional costs related to the growth of our business and our operations as a public company. In addition for the fiscal year ended June 30, 2003, general and administrative expenses included the issuance of approximately 1.4 million shares of our common stock to consultants and other service providers.

Research and development expenses consist primarily of salaries and related personnel expenses, fees paid to consultants and outside service providers, and other expenses related to the design, development, testing and enhancements of our products. We expense our research and development costs as they are incurred. We believe that a significant level of investment for product research and development is required to remain competitive. Accordingly, we expect to continue to devote substantial resources to product research and development, and we expect our research and development expenses to continue to increase in the future.

RESULTS OF OPERATIONS

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

Revenues increased 295% to $83,000 for the three months ended September 30, 2003 from $21,000 for the three months ended September 30, 2002. 2003 revenues were derived primarily from the sale of FACES(TM) 4.0 while 2002 revenues were derived from the sale of FACES(TM) 3.1 and FACES(TM) LE software. We expect revenues to continue to increase through the end of fiscal 2004, as the funds for technology investment from the Homeland Security Agency begin to be distributed to law enforcement agencies.

Sales and marketing expenses increased 202% to $149,000 for the three months ended September 30, 2003 from $49,000 for the three months ended September 30, 2002. The increase in sales and marketing expenses are primarily due to increasing our sales staff from 1 to 4 persons in conjunction with the release of FACES(TM) 4.0. Of these expenses, $148,000 were paid in the form of shares of our common stock.

General and administrative and consulting expenses increased 443% to $1,503,000 for the three months ended September 30, 2003 from $277,000 for the three months ended September 30, 2002. The increase in general and administrative expenses, was primarily due to our fundraising efforts, including investor relations expenses, and investment banking and legal fees. Of these expenses, approximately $1,399,000 were paid in the form of shares of our common stock.

Research and development expenses increased 256% to $89,000 for the three months ended September 30, 2003 from $25,000 for the three months ended September 30, 2002. The increase in research and development expenses was primarily related to the planning and development of FACES(TM) 5.0 as well as developing our systems integration package. We anticipate research and development expenses for FACES(TM) 5.0 to approach $250,000 in fiscal 2004. Of these expenses, approximately $89,000 were paid in the form of shares of our common stock.

Interest expense increased 2500% to $260,000 for the three months ended September 30, 2003 from $10,000 for the three months ended September 30, 2002, primarily as a result of $985,000 in outstanding convertible debentures at September 30, 2003 as compared to $200,000 outstanding at September 30, 2002, as well as the amortization of debt discounts in 2003.

FISCAL YEARS ENDED JUNE 30, 2002 AND 2003

Revenues increased 8% from $98,000 for the twelve months ended June 30, 2002 to $106,000 for the twelve months ended June 30, 2003. Revenues were derived from the sale of our FACES(TM) version 3.1 and version LE software products. Revenues are derived from a diverse retail customer base sold mainly in units of 1 to 50. No customer made up more than 2% of revenues.

Gross profit declined from 76% for the twelve months ended June 30, 2002 to 68% for the twelve months ended June 31, 2003 primarily as a result of lower than anticipated product costs in 2002 due to the value assigned to inventory as part of the purchase price allocation, and well as our ability to use old inventory prior to the launch of FACES(TM) 4.0.

Sales and marketing expenses increased 128% from $114,000 for the twelve months ended June 30, 2002 to $260,000 for the twelve months ended June 30, 2003. The increase in sales and marketing expenses in fiscal 2003 was primarily due to increases in sales personnel and public relations expenses related to the marketing and launch of FACES(TM) 4.0.

General and administrative expenses increased 266% from $776,000 for the twelve months ended June 30, 2002 to $2,897,000 for the twelve months ended June 30, 2003. The increase in general and administrative expenses was due to increases in administrative personnel as well as expenses related to our fundraising efforts, including investor relations expenses of $696,000, business consulting expenses of $283,00, investment banking fees of $233,000, and legal fees of $321,000. Of these expenses $1,379,000 were paid in the form of our common stock.

Research and development expenses increased 7% from $138,000 for the twelve months ended June 30, 2002 to $147,000 for the twelve months ended June 30, 2003 primarily related to the development of FACES(TM) 4.0. We anticipate that our research and development expenses for fiscal 2004 will increase as we continue the development of FACES(TM) 5.0.

Interest expense for the twelve months ended June 30, 2003 was $282,000 related to the issuance of debentures in the principal amount of $1,200,000.

                         LIQUIDITY AND CAPITAL RESOURCES

From our inception in 2002 we have financed our operations primarily through private sales of common stock and convertible debentures. As of September 30, 2003, we had cash and cash equivalents of approximately $534,000.

Net cash used in operations was approximately $981,000 in the fiscal year ended June 30, 2003 as compared to $889,000 in the fiscal year ended June 30, 2002, primarily attributable to increases in general and administrative, sales and marketing and new product development costs. Net cash used in operations was approximately $144,000 for the three months ended September 30, 2003 compared with $250,000 used in operations for the comparable 2002 period. The $106,000 improvement was primarily related to increased sales of our FACES(TM) software product and a reduction in the level of our accounts payable. Our expenditures for capital equipment were minimal in fiscal year ended June 20, 2003. We expect that our capital expenditures will continue to be minimal in fiscal 2004.

Net cash provided by investing activities was $50,000 for the three months ended September 30, 2003 compared with net cash used in investing activities of $24,000 in the same period in 2002. The $74,000 increase is primarily the result of the partial collection of a note receivable.

Net cash provided by financing activities increased to $530,000 for the three months ended September 30, 2003 compared with $200,000 in the same period in 2002. The $330,000 increase is primarily due to the issuance of $500,000 in convertible debentures and $30,000 in net proceeds from the exercise of options for the three months ended September 30, 2003 compared with net proceeds of $200,000 from the issuance of convertible debentures for the three months ended September 30, 2002.

We expect operating losses and negative operating cash flows to continue for at least the next twelve months, because of expected increases in expenses related to brand development; marketing and other promotional activities; increases in personnel; the expansion of infrastructure and customer support services; strategic relationship development; and potential acquisitions of related complementary businesses. However, as a result of the capital raised during the first and second quarters of fiscal 2004, we expect our available funds, combined with cash generated from existing operations and new customers, will be sufficient to meet our anticipated working capital needs through September 30, 2004 assuming that all of the outstanding convertible debentures are converted into our common stock. However, we can make no assurances that the debentures will be converted and to the extent that the debentures are not converted and we are unable to fund operations with increases in revenue, we may not have sufficient cash and cash flow to meet our future operating cash flow requirements.

We currently have no borrowings available to us under any credit arrangement, and we will look for additional debt and equity financing's should cash provided from operations be insufficient to support the ongoing operations of the business. Adequate funds may not be available on terms acceptable to us. If additional funds are raised through the issuance of equity securities, dilution to existing stockholders may result. If funding is insufficient at any time in the future, we may be unable to develop or enhance our products or services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our financial position, results of operations and cash flows.

CRITICAL ACCOUNTING POLICIES

Intangible Assets

Our intangible assets consist of a customer list acquired in the JVWEB / IQ Biometrix acquisition in March 2002 and purchased software code. We recorded the cost of the software and amortize the cost over the estimated useful life of 3 years. We review the value of our intangible assets quarterly and determine its value. At September 30, 2003 we had a net carrying value for our intangible assets of approximately $88,000.

Revenue Recognition

We adopted  revenue  recognition  policies to comply  fully with the guidance in
Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." Revenue consists of shipped customer orders and completed services. We have an increasing sale order backlog, however those orders are not considered revenue until the order is shipped and services are rendered.

We account for the licensing of software in accordance with American Institute of Certified Public Accountants (AICPA) Statement of Position (SOP) 97-2, Software Revenue Recognition. The application of SOP 97-2 requires judgment, including whether a software arrangement includes multiple elements, and if so, whether vendor-specific objective evidence (VSOE) of fair value exists for those elements. Changes to the elements in a software arrangement, the ability to identify VSOE for those elements, the fair value of the respective elements, and changes to a product's estimated life cycle could materially impact the amount of earned and unearned revenue. Judgment is also required to assess whether future releases of certain software represent new products or upgrades and enhancements to existing products.

                                    BUSINESS

GENERAL

IQ Biometrix, Inc. (the "Company") is a provider of law enforcement and security software solutions headquartered in Fremont, California and Washington DC. We are a leading provider of facial composite software to federal, state and local law enforcement agencies in the U.S., international law enforcement agencies, the U.S. military and other governmental agencies worldwide. The Company's headquarters are located at 39111 Paseo Padre Parkway, Suite 304, Fremont, CA 94538. The Company's telephone number is (510) 795-2900. The Company's Web site is http://www.iqbiometrix.com. Information contained in the Company's Web site shall not be deemed to be a part of this prospectus.

COMPANY HISTORY

The Company is the result of a merger of JVWeb, Inc., a Delaware corporation, and IQ Biometrix California, Inc., a California corporation. JVWeb was incorporated on October 28, 1997 in Delaware to pursue electronic commerce opportunities. When JVWeb was unsuccessful in pursuing its business plan, JVWeb began the active search for an appropriate merger candidate in a transaction that would likely result in a change in the control and management of JVWeb.

The FACES(TM) technology was initially developed in the mid-1990's by Montreal-based entrepreneur Pierre Cote, the founder of InterQuest Inc., which launched FACES(TM) version 1.0 in 1998. InterQuest subsequently filed for bankruptcy in October 2000. In August 2001, another Canadian company acquired the FACES(TM) technology out of the bankruptcy proceedings on a deferred payment basis. When this acquiror was unable to raise funds to make the deferred payments, it defaulted and filed for bankruptcy in September 2001. Pierre Cote and other former InterQuest management and stockholders founded IQ Biometrix and on March 22, 2002, IQ Biometrix California merged with and into IQB Acquisition Corporation, a newly formed, wholly-owned Delaware subsidiary of JVWeb and JVWeb changed its name to "I.Q. Biometrix, Inc."

In conjunction with the Merger, the Company acquired ownership of all of the right, title and interest in and to the FACES(TM) business, including the FACES(TM) intellectual property, including software, patents and trademarks, the FACES(TM) library, inventory and other items.

In connection with the merger, the Company:

         * issued 13,354,232 shares of common stock of the Company to the IQ Biometrix California shareholders in exchange for all the issued shares of IQ Biometrix California; and

         * assumed outstanding options obligating the Company to issue up to 1,738,160 shares of the Company's common stock.

Immediately after the merger, the former shareholders of IQ Biometrix California held approximately 85.51% of the Company's outstanding common stock.

BACKGROUND

Management believes that terrorism and violent crime have become a major global concern. Product-oriented solutions should therefore command a market priority. The attacks on the World Trade Center and Pentagon on September 11, 2001 have heightened the need for the development of products that can prevent crime generally and international terrorism specifically. The events of September 11th have brought a surge of interest in technology that can help identify perpetrators and provide front line support to fight crime. Among these technologies, facial composite and facial recognition technologies are expected to be one of the fastest-growing segments of the biometric market over the next two to three years. The possible uses for facial composite and facial recognition technology include airport and other secured area screening, creating a nationally-based verification system for repeat offenders, verifying proper recipients for government sponsored benefits, and protecting the nation's borders against infiltration by those with criminal records.

Facial recognition technology typically measures facial characteristics such as the distance between the eyes, the length of the nose, and the angle of the jaw. These measurements are then used to create a unique file called a "template." Templates are then compared to archived images in order to find matches. Typical sources of archived images include driver's license databases, booking photos, permit photo's (i.e. handgun permit). However, current facial recognition technology has limited applicability. In situations where there is only a partial image of a person or if a person's appearance has been altered, current facial recognition technology is largely unsuccessful.

THE IQ BIOMETRIX SOLUTION

Unlike other technology, the Company's product FACES(TM) allows the user to create and re-create billions of human faces by rapidly searching our facial image database (using our patented InterCode(TM) coding system), selecting desired facial features and then automatically combining them to create a composite facial image. The FACES(TM) software not only creates composite pictures with remarkable ease and speed, but also automatically converts the composite into unique "InterCodes(TM)."

The Company's InterCode(TM) algorithm is the digital imprint of the face, as represented by the unique combination of facial features from our proprietary library. Every InterCode(TM) is unique with respect to a particular face, just as fingerprints or DNA are to a particular person. The digital character of the InterCode(TM) coding system and the small size of the code itself (less than 250 characters in length) provides several key benefits: (a) facial patterns can be easily and more accurately matched, (b) the InterCode(TM) can be transferred anywhere in the world via any telecommunications network (phone, fax, Internet), and (c) images created using InterCode(TM) are accurate and highly reproducible. The FACES(TM) technology helps law enforcement identify and capture terrorists and criminals quickly by assisting in determining a person's identity based upon his facial features.

FACES(TM) first gained public recognition through its use in the capture of criminals by the highly-rated television series "America's Most Wanted," and its subsequent endorsement by host John Walsh. The first time FACES(TM) was used on the show, it helped law enforcement capture a serial rapist of young girls within 48 hours of the show's airing.

The FACES(TM) software can now be integrated with the TRAK notification software developed by SocialTech, Inc. "TRAK - Technology to Recover Abducted Kids," is a computer software system that was originally designed to help law enforcement agencies locate and recover abducted children. This system allows any police officer to quickly and efficiently create high-resolution photo bulletins, annotate them and share them electronically with other law enforcement jurisdictions, the media, and the community, around the world in seconds. The TRAK system is used by more than 1,400 police departments and is currently implemented at all 600 police departments in the State of New Jersey. TRAK has been used in countless types of cases, assisting law enforcement in the process of communicating important visual information. However, without the FACES component or a photo image from a video camera or other source, the TRAK solution often is restricted to a general description of the suspect, e.g. white male, 6' tall, brown hair. This description is believed to be much less effective in identifying suspects than the FACES(TM) composite image. Using TRAK with our FACES(TM) product creates a powerful tool for law enforcement agencies.

In July 2003, we launched FACES(TM) 4.0 and related training services. We began an aggressive sales and marketing campaign to institutionalize the use of our software in law enforcement. Concurrently, we are pursuing contracts with various government agencies, in light of the emphasis in Homeland Security; the gaming industry; local, state, and national citizen alerts associations, and original equipment manufacturers in the computer industry.

STRATEGY

Our objective is to become a leading provider of integrated law enforcement and security software. Key elements of our strategy include:

         o LEVERAGE THE FACES(TM) TECHNOLOGY TO BECOME AN INDUSTRY LEADER. We believe FACES(TM) provides a superior method of creating facial composite images and is a leading solution in the facial biometric market. We recently launched FACES(TM) 4.0, which we believe provides capabilities superior to any other facial composite product on the market. Our goal is to leverage our FACES(TM) product to become a leading provider of crime prevention and solution tools. We believe we can accomplish this goal by continuing to aggressively invest in product development and leverage our existing expertise as a leading innovator of crime prevention and solution tools. In addition, we have launched our enterprise solutions initiative, which we believe will enable us to take full advantage of both our intellectual property and our position in the marketplace. Through this initiative, we will seek to offer solutions to our customers that combine our products with other best-of-breed products in order to provide a complete solution to our customers that not only address current problems but takes into consideration future needs as well.

         o BUILD STRONG BRAND RECOGNITION: Our strategy is to increase brand awareness through excellent product and service offerings, and a variety of marketing and promotional efforts.

         o DEVELOP AND/OR ACQUIRE NEW PRODUCTS AND MARKETS: We intend to continue to develop and/or acquire new products and markets by leveraging our existing technology and our facial image library. We launched FACES(TM) Version 4.0 in July of 2003 and we are currently developing the next version of FACES(TM). In addition, we seeking to develop applications that enable us to extend the FACES(TM) technology to other markets that have a need for a greater level of security.

         o IMPLEMENT THE INTERCODE(TM) TECHNOLOGY AS AN INTERNATIONAL STANDARD. In a global environment, the adoption of an international standard for facial composite software would enhance information sharing and contribute to facilitating crime prevention and solution. InterCode(TM), the unique morphological coding of our FACES(TM) software, has made the implementation of an industry standard possible for the first time. We intend to take a proactive role in working toward the development of an international standard. FACES(TM) 4.0 and our future products have been and are being developed with a view to setting a standard throughout the world for the production of realistic facial images on a uniform platform. We believe that our InterCode(TM) technology could serve as the first international standard in the transmission of facial images.

         o CONTINUE TO SEEK VALUABLE ENDORSEMENTS, RECOGNITION AND PRODUCT USE: We believe that endorsements of our product by law enforcement agencies and citizens groups help educate our customers about our products. The FACES(TM) technology has been endorsed by many organizations (including the FBI Academy in Quantico) and has won numerous awards and recognitions all around the world. Additional endorsements have been received from Crime Stoppers International, Pennsylvania Law Enforcement Officers Association, Child Find, the Our Missing Children division of the Royal Canadian Mounted Police, and Victims of Violence for Missing Children. The FBI Academy in Quantico has adopted FACES(TM) as an official training tool for FBI agents and uses the product to give seminars in foreign countries. In addition to the endorsements received from professional organizations accrediting the product as an effective and reliable tool for law-enforcement, the Fox Network television series "America's Most Wanted," which is viewed by 15 million people every week, has adopted the FACES(TM) software as an official crime-solving tool. We will continue to seek endorsements from groups such as these.

         o        MAINTAIN A STRONG  COMMITMENT  TO  CUSTOMER  SATISFACTION:  We
                  understand that in order for our products to achieve widespread market acceptance our customers must be satisfied with our products. We are committed to customer satisfaction throughout our organization. We intend to invest substantial time and effort in testing our products and working closely with our customers to quickly address any issues that arise. We will focus on providing our customers with technical assistance to ensure a satisfactory experience with our products. Customers are able to access support, via e-mail and telephone during normal business hours. We supplement our telephone support with Web-based support services. In addition, we have entered into a strategic relationship with a leading training organization to offer classes and training programs to our customers.

         o CONTINUE TO DEVELOP A STRONG NETWORK OF STRATEGIC PARTNERS: We have developed a number of formal and informal strategic relationships with companies whose services are necessary to develop and implement our business strategy. We are entering into a new phase of research and development in which we plan to seek partners in the scientific and university communities to ensure rapid development of new FACES(TM) applications.

         o EXPAND SALES AND DISTRIBUTION CHANNELS. We intend to address a broader market for our products by seeking to increase our network of distributors and resellers. Distributors will be chosen carefully, with regard to vertical and geographic focus, as we diligently work with each distributor to generate sales. In addition, we believe that international markets represent a significant opportunity for our products and services, and we have begun an international sales and marketing initiative in selected international markets, including targeted European and Asian countries, to enhance our long-term competitive advantage in these regions. When appropriate, we will implement localized versions of our products.

         o PURSUE INCREMENTAL REVENUE OPPORTUNITIES: We intend to leverage our FACES(TM) technology to broaden our market and develop additional revenue opportunities. For instance, we expect to receive meaningful revenues from training users of our software, primarily over the Internet. Future revenue opportunities are expected to grow out of our technology, although the exact nature of these cannot now be determined. Nevertheless, we will continue to seek additional revenue opportunities.

         o PURSUE STRATEGIC ACQUISITIONS: We believe that our future success depends on our ability to introduce and market new products and services that we have either developed internally or acquired through strategic combinations or partnering relationships. We intend to actively seek out acquisition and partnering prospects that would complement our existing product offerings, augment our market coverage, or enhance our technological capabilities.

PRODUCTS

The FACES(TM) software product is a revolutionary tool that allows the user to create accurate facial composite sketches. The FACES(TM) technology consists of a central database of facial features and our proprietary biometric alphanumeric coding system that we call "InterCode(TM)". With FACES(TM), a user can quickly and accurately create composite sketches for billions of unique human faces. For example, FACES(TM) 4.0 can generate a number of different faces equal to 38 to the 64th power.

Using InterCode(TM), each composite sketch is assigned a unique alphanumeric code. These unique codes can be quickly transmitted via any telecommunications network throughout the world and using our FACES(TM) software a corresponding composite picture can be automatically generated on the recipient's screen. As a result, users can send perfect quality facial composite sketches across the world in just a few seconds.

FACES(TM) is remarkably easy to use and requires no special training, allowing even those with limited computer skills to become competent in the use of the product in a minimal amount of time. By simply clicking on the easy-to-find features with a mouse, the average user can create a complete picture in fewer than 10 minutes. FACES(TM) is PC and Mac-compatible and can be run on any standard desktop or portable computer with a CD-ROM drive, making it fully adaptable to any working environment. Approximately 700 MB of memory is needed on a system's hard drive to install FACES(TM) or the software can be run directly from the CD-ROM drive. Each FACES(TM) CD-ROM comes in four languages:
English, French, Spanish and German.

PRODUCT DEVELOPMENT, MANUFACTURING AND FULFILLMENT

To date, our products have been developed primarily by outside contractors. However, we plan to bring the development process in house, which we believe will enable us to maintain closer technical control over our products and give us the freedom to designate which modifications and enhancements are most important and when they should be implemented. Product documentation is generally created internally. We believe that a crucial factor in the success of a new product is getting it to market quickly to respond to new user needs or advances in hardware, without compromising product quality. We strive to maintain our relationship with our customers so that we can become informed at the earliest possible time about changing usage patterns and hardware advances that may affect software design.

We contract out most of our manufacturing activity to third parties. There are a number of manufacturers that we could use in the event outsourced manufacturing becomes unavailable from current vendors. We have multiple sources for raw materials, supplies, and components. Quality control tests are selectively performed on finished products.

We presently  manage all our own product  fulfillment,  information  processing,
vendor  management,   logistics  services,  licensing,  and  related  supporting functions from our Fremont, California office.

NEW PRODUCT DEVELOPMENT

We are actively involved in the development of new products. In July 2003, we launched FACES(TM) 4.0, which we believe represents a substantial improvement over the prior versions of this product. FACES(TM) 4.0 includes an improved user interface that makes it easier to use by customers newly introduced to the product. In addition, we added additional tools that allow the user to more easily search for facial features. We have also added more facial features, including many more ethnic facial elements and hairstyles. Finally, FACES(TM)
4.0 also supports the ability to age facial composites.

We are currently developing future versions of our FACES(TM) product, which we expect will contain significantly expanded facial features. In addition, we expect future versions to be compatible with additional operating systems such as Linux.

In addition, we are currently developing technology based on our InterCode(TM) coding system to address identity verification and authentication needs for security purposes. This technology is expected to enable users to generate facial composite sketches in seconds from digitized photographs, which may include captured video images.

While we believe that our future success will depend in large part on our ability to develop new and effective products in a timely manner and on a cost effective basis, new products and product enhancements can require long development and testing periods, which may result in significant delays in the general availability of new releases or significant problems in the implementation of new releases. Our failure to develop successfully, on a timely and cost effective basis, new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements would have a material adverse effect on our business, operating results and financial condition.

TRAINING

We have recently entered into a strategic relationship with a national law enforcement training organization to provide a training and certification program throughout the U.S. and Canada. This program is designed to train FACES(TM) users to improve their abilities to produce more accurate composites in order to maximize the potential of the FACES(TM) technology. We are also currently negotiating with this training organization to sponsor our training program for inclusion as regular curriculum in state mandatory continuing education training for law enforcement. We are also developing an Internet-based e-learning initiative to offer law enforcement agencies a continuous education program. We plan to offer this service on a monthly subscription basis.

MARKETING AND SALES

MARKETING

The Company's marketing strategy is focused on:

         o Building brand name and product awareness in the law enforcement and professional security industries through a variety of public relations mediums, including articles in major magazines, television and radio advertising and coverage through American television shows such as America's Most
                  Wanted, participation in trade shows, promotion and advertising. In particular, the Internet is a significant component in the Company's marketing strategy. The Company is presently developing an advertising program for major national publicity agencies to sell advertising on the America's Most Wanted Web site. The Company has the exclusive rights to host and manage the site until 2004. As part of the agreement to manage and host this Web site, the Company will receive 40% of the net revenues from products sold through the site. Products sold will include AMW paraphernalia, personal security products and various books and magazines, as well as the FACES(TM) software. We are exploring the possible installation of a portal on America's Most Wanted Web site providing their viewers with free e-mail addresses and services. This will allow the Company to create a huge database of e-mail users interested in crime-solving and prevention products.

         o Building strong strategic relationships to improve our current products and expand our product offerings. For example, we have entered into a strategic relationship with SocialTech, Inc. the developer of the TRAK program which enables law enforcement agencies to share electronically with other law enforcement agencies facial composite sketches prepared using our products.

         o Developing enterprise-level solutions for the needs of law enforcement agencies and other potential customers.

SALES

The Company sells its products directly through its own sales force and indirectly through resellers and distributors. Among the distributors that the Company has entered an agreement with include the U.S. Cavalry, Career Institute and Wards Natural Science.

The Company has developed an International Reseller Partnership program, which will include resellers and distributors in many European countries and Australia. These distributors will sell FACES(TM) on a non-exclusive basis. As of October 31, 2003, the Company had established relationships with approximately 20 resellers. The Company is continuing to expand its reseller network, including the United States, Asia (Pakistan and Unified Arab Emirates) and South Africa.

In addition, the Company has developed a distribution channel through its own Web site and other on-line stores, and through catalogues in Canada, the United States and internationally. The Company has signed several agreements with catalogue distributors to cover different markets.

INTELLECTUAL PROPERTY

The Company regards its technology, patents, patent applications, service marks, trademarks, trade dress, trade secrets, copyrights and similar intellectual property as critical to its success, and relies on a combination of patent law, trademark law, trade secret protection, copyright law and confidentiality and/or license agreements with its employees, customers, partners and others to protect its proprietary rights. For example, the Company licenses its software pursuant to shrink-wrap or signed license agreements, which impose certain restrictions on licensees' ability to utilize the software. In addition, the Company pursues the registration of its trademarks and logos in the United States and Canada, and has received registrations of certain of its trademarks and logos in the United States and Canada.

The Company currently has five pending United States patent applications drawn to methods and apparatuses for creating facial images and for encoding / decoding image data, and a pending patent application drawn to a system and method for creating and searching an image database. Conceivably, any patents issued to the Company may be found invalid or unenforceable, or otherwise be successfully challenged. Furthermore, any patent issued to the Company may not provide the Company with any competitive advantages, the Company may not develop future proprietary products or technologies that are patentable, and the patents of others may seriously limit the Company's ability to do business.

Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of the Company's software products has occurred or will hereafter occur, software piracy can be expected to be a potential problem. In addition, effective patent, trademark, service mark, copyright and trade secret protection may not be available in every country in which the Company's products are sold. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate or that third parties will not infringe or misappropriate the Company's technology, patent applications, trademarks, trade dress and similar proprietary rights.

In addition, while the Company is not aware of its products, trademarks or other proprietary rights infringing the proprietary rights of third parties, there can be no assurance that other parties will not assert infringement claims against the Company in the future based on current or future products. The Company may be subject to legal proceedings and claims from time to time in the ordinary course of its business, including claims of alleged infringement of the patents, trademarks and other intellectual property rights of third parties by the Company and its licensees. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources. In addition, parties making these claims may be able to obtain an injunction, which could prevent the Company from selling its products in the United States or abroad. Any of these results could harm the Company's business. The Company may increasingly be subject to infringement claims as the number of products and competitors in the Company's industry grow and functionalities of products overlap. Furthermore, former employers of the Company's current and future employees may assert that the Company's employees have improperly disclosed confidential or proprietary information to the Company.

COMPETITION

The software industry is intensely competitive and subject to rapid technological change. The Company's success will depend significantly on its ability to adapt to a changing competitive environment, to develop more advanced products more rapidly and less expensively than its competitors, and to educate potential customers as to the benefits of its products relative to those of its competitors. The Company's current competitors include:

         * Visionics Corporation, a subsidiary of Identix Incorporated (a publicly traded company), whose facial recognition technology (Identix' FaceIt(R)) is a recognized leader in the facial recognition market and is also believed to be one of the most widely deployed facial recognition technology among governments and corporations across the globe;

         *        Viisage Technology, Inc., a publicly traded company;

         *        Smith and Wesson, whose product is Identi-Kit;

         * Imageware Inc., whose product is comprised of various modules such as Suspect ID, Face ID, Crime Lab, Crime Capture System and Vehicle ID;

         *        Asplay Limited, whose product is E-fit; and

         * The SIRCHIE Group, which produces a variety of criminal investigation equipment and supplies.

We believe that the principal competitive factors in our markets are price, product features, product performance, ease of use, quality of support and service, and company reputation. We intend to compete vigorously in all of these aspects. We believe that our product offering is superior to competing products in terms of price, ease of use, depth and extent of our facial images database, and our products' Intercode system that enables the user to transmit perfect quality facial composite sketches anywhere in the world. Nevertheless, most of our current and potential competitors have longer operating histories, greater brand recognition, larger customer bases and significantly greater financial, marketing and other resources than we can. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sales of their products than we can. Some could possess the ability to leverage significant installed customer bases. These companies could integrate their software with their widely accepted products, which would result in a loss of market share for our company. Moreover, current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties, thereby increasing their ability to address the needs of our company's prospective customers. Our company's current or future vendors may in the future establish cooperative relationships with current or potential competitors of our company, thereby limiting our ability to sell its products through particular distribution channels. Accordingly, new competitors or alliances among current and new competitors could emerge and rapidly gain significant market share. Such competition could materially adversely affect our ability to sell its products.

We expect additional competition as other established and emerging companies enter into the facial composite software market and new products and technologies are introduced. Our company's future and existing competitors could introduce products with superior features, scalability and functionality at lower prices than our company's products. Increased competition could result in price reductions, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share, any of which would materially adversely affect our company's business, operating results and financial condition. Our company may not be able to compete successfully against current and future competitors, and the failure to do so would result in our company's business being materially and adversely affected.

EMPLOYEES

As of September 30, 2003, the Company had two full-time employees and eight actively engaged consultants and part-time employees for a total of 10 persons. Although the competition for employees is at times intense due to market conditions, we do not foresee problems in hiring additional qualified employees to meet our needs. Our employees are not covered by a collective bargaining agreement and relations with them are considered to be good.

FACILITIES

We lease our principal executive offices at 39111 Paseo Padre Parkway, Suite 304, Fremont CA 94538. We have no reason to believe that the landlord has any intention to terminate or otherwise not renew such lease. In addition, we believe that adequate, alternative premises could be located if the lease were terminated or not renewed.

LEGAL PROCEEDINGS

The Company is not now involved in any legal proceedings. There can be no assurance, however, that the Company will not in the future be involved in litigation incidental to the conduct of its business.

                              AVAILABLE INFORMATION

We have filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 and exhibits relating thereto (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of which this prospectus is a part. This prospectus does not contain all the information set forth in the Registration Statement. Reference is made to such Registration Statement for further information with respect to the Company and the securities of the Company covered by this prospectus. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the related document filed with the Commission.

We have registered as a reporting company under the Securities Exchange Act of 1934 (the "Exchange Act"). As a consequence, our Company will file with the Commission Annual Reports on Form 10-KSB, Quarterly Reports on Form 10-QSB, and Current Reports on Form 8-K. The Annual Reports on Form 10-KSB will contain audited financial statements. After they are filed, these reports can be inspected at, and copies thereof may be obtained at prescribed rates, at the Commission's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. The Commission maintains a World Wide Web site that contains reports, proxy statements and information statements and other information (including the Registration Statement) regarding issuers that file electronically with the Commission. The address of such site is http://www.sec.gov. Our company's reports can be inspected at, and copies downloaded from, the Commission's Website.

                                   MANAGEMENT

         The directors and executive officers of the Company are as follows:

         Name                               Age               Positions
         ----                               ---               ---------
         William Scigliano                  43                Chairman of the Board and Chief Executive Officer
         Greg Micek                         47                Director
         Morden C. Lazarus                  61                Director
         Seth Horn                          48                Chief Financial Officer, Treasurer & Controller

Each Director holds office until the next Annual Meeting of stockholders and until his successor has been elected and qualified.

William Scigliano has served as a Director of the Company since November 2002 and as Chief Executive Officer and President of the Company since September 2002. From 1991 until September 2002, he served as Executive Director of the Corporate and Public Issues Division of the Ministry of the Attorney General of British Columbia. Mr. Scigliano received a Bachelors Degree from the University of Victoria and a Masters Degree from the Graduate School of Business Administration of the University of Oregon.

Greg J. Micek has served as a Director of the Company since inception. In addition, from March to September 2003, Mr. Micek served as the Company's Vice President of Corporate Development. From March 2002 until July 2002, Mr. Micek served as the Company's Executive Vice President and Chief Financial Officer. From July to September of 2002, he served as President of the Company. Since 1983, Mr. Micek has been a principal of The Micek Group, a consulting firm. Mr. Micek received a Bachelor of Arts and a Doctorate of Jurisprudence from Creighton University.

Morden C. Lazarus has served as a Director of the Company since July 2002. Mr. Lazarus has served as a principal of the Montreal law firm of Lazarus, Charbonneau since 1967. He is a member of the Board of Directors of DPC Biosciences Corporation (a company whose shares are traded on the Canadian Venture Stock Exchange), Anchor Gaming (Canada) Inc. and United Tote (Canada) Inc. (subsidiaries of International Game Technology, a NYSE-traded company). Mr. Lazarus is also Chairman and Chief Executive Officer of ISee3D, Inc., a company whose shares are publicly traded on the TSX Venture Exchange (a subsidiary of the Toronto Stock Exchange). He received his law degree from McGill University in Montreal in 1965.

Seth Horn has served as the Company's Chief Financial Officer, Treasurer and Controller since March 2003. Since October 1999 he has served as the Chief Financial Officer of The Players Network. From November 2001 to January 2003 he was Chief Financial Officer of Global Business Services, Inc. Mr. Horn spent ten years in investment and corporate banking, and five years in public accounting. Mr. Horn graduated with a BS in Accounting from Pennsylvania State University in 1976 and has been a CPA since 1980.

The  authorized  number of directors of our Company is presently  fixed at five.
The Board of Directors is contemplating its expansion as well-qualified additional persons are identified to serve on the Board. The timing of any expansion and the identity of any person who will be elected as an additional director to fill the newly-created vacancies are not known at this time.

Currently, our directors receive no remuneration for their services as directors, but the Company reimburses the directors for any expenses incurred in attending any meeting of the Board of Directors or any meeting of any committee thereof. Notwithstanding the foregoing, the Company issued a one time payment of 25,000 shares of restricted stock to Mr. Morden Lazarus in exchange for services performed on behalf of the Company during his tenure as Chairman of the Board.

                 EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

                           SUMMARY COMPENSATION TABLE

The following table sets forth the compensation paid by the Company to its Chief Executive Officer for services in all capacities to the Company during the fiscal years ended June 30, 2003 and 2002. No other executive officer of the Company had total annual salary and bonus for the fiscal years ended June 30, 2003 or 2002 exceeding $100,000 (for purposes hereof, the Chief Executive Officer of the Company is referred to herein as the "Named Executive Officer").

                         SUMMARY COMPENSATION TABLE (1)

                                                    ANNUAL             LONG-TERM
                                                 COMPENSATION          COMPENSATION
(A)                        (B)                (C)           (D)            (F)
NAME AND                   YEAR                                         RESTRICTED
PRINCIPAL POSITION         ENDED            SALARY        BONUS        STOCK AWARDS
-------------------------------------------------------------------------------------
William Scigliano          6/30/03          $130,000(2)   $25,000       $0
Chief Executive
Officer
Richard Thompson           6/30/02          $43,333(3)                  $90,000(4)
Chief Executive
Officer
-------------------------------------------------------------------------------------


(1) The columns designated by the Securities and Exchange Commission for the reporting of other annual compensation, securities underlying options/SARs, long term incentive plan payouts, and all other compensation, have been eliminated as no such bonuses, other annual compensation, underlying securities, payouts or compensation were awarded to, earned by, paid to or outstanding with respect to any specified person during any fiscal year covered by the table.

(2)      Mr. Scigliano became Chief Executive Officer in September 2002.

(3) Mr. Thompson became Chief Executive Officer on March 23, 2002. He ceased serving as the Company's Chief Executive Officer on July 17, 2002.

(4) In connection with the Merger, the Company assumed a grant of 500,000 restricted shares made by IQ Biometrix California to Mr. Thompson on April 1, 2001. Of these shares, 200,000 vested on the date of the grant and 25,000 shares vested every three months thereafter subject to continuing employment. The figure in the table is based on the 500,000 restricted shares granted multiplied by $.18, the most recent closing price of the Company's stock prior to the date of grant. Mr. Thompson's employment with the Company ceased on July 17, 2002. By that time, 250,000 of the restricted shares had vested. Mr. Thompson and the
         Company agreed that he would be entitled to retain these 250,000 shares, but that the remaining 250,000 unvested restricted shares would be forfeited. These 250,000 restricted shares had a value of $212,500 as of June 30, 2003, based on the $.85 closing price of the Company's stock on that date.

                               STOCK OPTION GRANTS

The table below set forth information pertaining to stock options granted to the Named Executive Officer during the fiscal year ended June 30, 2003. No SAR's of any kind were granted.

                            OPTION GRANTS IN THE LAST FISCAL YEAR

(A)                           (B)                 (C)                (D)               (E)
                           NUMBER OF
                           SECURITIES       PERCENTAGE OF TOTAL
                           UNDERLYING       OPTIONS GRANTED
                           OPTIONS          TO EMPLOYEES             EXERCISE         EXPIRATION
NAME                       GRANTED          IN FISCAL YEAR           PRICE PER SHARE  DATE
William Scigliano          600,000(1)             36%               $.50(2)           7/31/07
                           200,000(1)             12%               $1.10             4/ 2/08

(1) This option vests with respect to 25,000 option shares every month after the grant until fully vested, subject to continuing employment with the Company.

(2) The closing price of the Company's common stock was $.85 on July 29, 2002, the last day on which such common stock traded preceding this option grant. The closing price of the Company's common stock was $.54 on August 2, 2002, the next day on which such common stock traded after this option grant.

                  OPTION EXERCISES/VALUE OF UNEXERCISED OPTIONS

During the fiscal year ended June 30, 2003, no stock options were exercised by the Named Executive Officer of the Company. At June 30, 2003, the Company had not granted any SAR's of any kind. The table below sets forth information pertaining to the value of unexercised stock options held by the Named Executive Officer as of June 30, 2003.

                               AGGREGATED OPTION EXERCISES IN LAST
                         FISCAL YEAR AND FISCAL YEAR END OPTION VALUES (1)

(A)                                       (D)                                              (E)

                                  NUMBER OF SECURITIES
                                 UNDERLYING UNEXERCISED                        VALUE OF UNEXERCISED
                                 OPTIONS AT JUNE 30, 2003                     IN-THE-MONEY OPTIONS AT
                                   (NUMBERS OF SHARES)                           JUNE 30, 2003(2)
NAME                      EXERCISABLE           UNEXERCISABLE              EXERCISABLE      UNEXERCISABLE
----                      -----------           -------------              -----------      -------------
William Scigliano           350,000                450,000                    $ 96,250         $113,750
Chief Executive
Officer

--------------------------------------------------------------------------------

(1) The columns designated by the Securities and Exchange Commission for the reporting of the number of shares acquired upon exercise and the value realized have been eliminated as no options were exercised by any specified person during any fiscal year covered by the table.

(2) Based on the June 30, 2003 closing price of the Company's common stock of $.85 per share.

                   COMPENSATION AGREEMENTS WITH KEY PERSONNEL

We have entered into an employment agreement (the "Scigliano Employment Agreement") with William Scigliano, our Chief Executive Officer. The Scigliano Employment Agreement has a term of two years and will expire at the end of July 2004, subject to an earlier termination upon the occurrence of certain customary events. Under the Scigliano Employment Agreement, Mr. Scigliano is to receive an annual salary of $130,000. He also received a $25,000 signing bonus upon execution of the Scigliano Employment Agreement. Mr. Scigliano is also entitled to participate in any and all employee benefit plans hereafter established for the employees of the Company and to receive an expense reimbursement of up to $5,000 per month. The Scigliano Employment Agreement does not contain any covenant not to compete. In addition, pursuant to an agreement between the Company and Mr. Scigliano, the Company granted to Mr. Scigliano options to purchase 600,000 shares of Common Stock at a per-share purchase price of $.50. Options to purchase 25,000 shares vest each month until fully vested, subject to continuing employment with the Company. Unexercised options will expire on August 1, 2007, unless they expire earlier upon the occurrence of certain customary events.

                              CERTAIN TRANSACTIONS

Prior to the Merger, Greg J. Micek, one of the Company's Directors, loaned the Company $100,000 pursuant to a Convertible Secured Promissory Note, which provided for the automatic conversion of the promissory note into 100,000 shares of the Company's common stock upon the closing of the Merger. In accordance with its terms, this promissory note was automatically converted into 100,000 shares of the Company's common stock upon the closing of the Merger.

In connection with the Merger, the Company entered into a Sale and Purchase Agreement with Greg J. Micek, pursuant to which the Company sold to Mr. Micek the Company's dormant electronic commerce assets in consideration for the forgiveness of outstanding debt the Company owed to Mr. Micek of approximately $30,000. The Sale and Purchase Agreement was not the result of arms-length negotiations. However, the Company's non-interested director considered the previous history of losses relating to these assets, their extended period of inactivity, their lack of reasonable prospects for future exploitation, the amount of indebtedness to be forgiven in connection with the sale, and the requirement imposed by the Company as a condition to the closing of the Merger that the Company's dormant electronic commerce assets be disposed of prior to the Merger. After such consideration, the Company's non-interested director concluded that the sale of the Company's dormant electronic commerce assets would be in the Company's best interests. The dormant electronic commerce assets sold included (a) all of the outstanding capital stock owned by the Company in each of Dadandme, Inc., Ihomeline.com, Inc., Ihomeline.co.uk, Inc., Eonthestreet, Inc., National Sweepstakes Show, Inc., and Beddis International, Ltd. a/k/a "LinksXpress.com, Inc.," and (b) all right, title and interest of the Company in and to the "JVWeb.com," "Ihomeline.com," "Homeline Talk Radio," "National Sweepstakes Show," "Sweepstakes News," "Crisis-Communications," and "Dadandme" registered trademarks. Consummation of the transfer of these assets take place from time to time as necessary consents are obtained and appropriate documents are prepared and filed.

In October 2002, Mr. Micek loaned the Company $50,000. In October, the Company entered into a settlement agreement with Mr. Micek pursuant to which the Company agreed to pay Mr. Micek $100,000 in cash and issue Mr. Micek 189,637 shares of the Company's common stock for payment in full of outstanding salary, unreimbursed expenses, and the repayment of outstanding principal and interest pursuant to the October loan.

The Company entered into a consulting agreement (the "Repko Consulting Agreement") with M. Riley Repko, the former Chairman of the Company's Board of Directors. The Repko Consulting Agreement terminated on September 17, 2003. As compensation for services provided under the Repko Consulting Agreement prior to termination, the Company paid Mr. Repko $4,761.92 in cash and issued Mr. Repko 14,785 shares of the Company's common stock.

As part of the Merger, the Company assumed an existing advisory agreement (the "McAfee Advisory Agreement") between IQ Biometrix California, Inc. and Eric A. McAfee, a former Director of the Company. The McAfee Advisory Agreement had a term of two years and was to expire in accordance with its term at the end of April 2004, subject to earlier termination upon the occurrence of certain events. Under the McAfee Advisory Agreement Mr. McAfee was to receive $9,600 per month. Mr. McAfee was also entitled to participate in any and all employee benefit plans established for the employees of the Company and to receive an expense reimbursement for office rent of $2,800 per month. The McAfee Advisory Agreement did not contain any covenant not to compete. The McAfee Advisory Agreement was terminated as of March 31, 2003. Mr. McAfee received a total of $48,000 under the agreement in advisory fees and $30,800 in expense reimbursements prior to termination. On November 11, 2003, the Company entered into a settlement agreement with Mr. McAfee in connection with the termination of the McAfee Advisory Agreement. Under the settlement agreement, the Company paid Mr. McAfee $24,000 on November 15, 2003, and agreed to pay Mr. McAfee an additional $50,000 at such time as the Company raises financing in an aggregate amount of $2,000,000.

In connection with a financing transaction with Special Equity IV, L.P. ("SEIVLP"), the Company acquired from SEIVLP a Secured Convertible Promissory Note having a face amount of a $2.2 million dollars (the "MVION Note") due from MVION, Inc., a technology company also known as KachinaGuide. Eric A. McAfee, a former Director of the Company, is the sole director and officer of MVION. The KachinaGuide, was a real-time interactive tool used to conduct highly refined searches across heterogeneous data sources. MVION's business failed, and the MVION Note was in default when the Company acquired the MVION Note. The MVION
Note is secured by a lien on MVION's assets, which management believes may be beneficial to the Company's business. The Company has recently begun exploring the possibility of exercising its rights as a secured creditor with respect to the MVION assets securing the MVION Note. The Company can give no assurances as to its ability to collect on MVION Note, its efforts to exercise its rights with respect to the MVION Note, or the benefit of the assets securing such note in the event that the Company eventually acquires ownership of them.

                             PRINCIPAL STOCKHOLDERS

The following table sets forth as of October, 31 2003 information regarding the beneficial ownership of Common Stock (i) by each person who is known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) by each director and each of the named executive officers; and (iii) by all directors and executive officers as a group.

                                            Beneficial Ownership                       Beneficial Ownership
Name and Address of                         Prior to Offering(1)                       After Offering (1) (2)
Beneficial Owner                            Number           Percent                   Number           Percent
-----------------                           -------------------------               ----------------------------
Daniel McKelvey                             2,020,000(3)      9.0%                       -0-               -0-%
201 Mission Street, Suite 1930
San Francisco, CA 94105

Forte Capital Partners LLC                  1,870,000(4)      8.4%                       -0-               -0-%
201 Mission Street, Suite 1930
San Francisco, CA 94105

Marcos Santos                               1,870,000(5)      8.4%                       -0-               -0-%
201 Mission Street, Suite 1930
San Francisco, CA 94105

Special Equity IV, LP                       1,710,000(6)      7.6%                       -0-               -0-%
201 Mission Street, Suite 1930
San Francisco, CA 94105

Clyde Berg                                  1,724,145(7)      7.7%                      1,724,145(7)       6.2%
10600 N. De Anza Boulevard
Cupertino, California 95014

Eric McAfee                                 1,676,350(8)      7.5%                      1,676,350(8)       6.1%
10600 N. De Anza Boulevard
Cupertino, California 95014

Greg J. Micek                               1,592,857(9)      7.1%                      1,592,857(9)       5.8%
5444 Westheimer, Suite 2080
Houston, Texas 77056

Sylvie Lariviere                            1,415,420(10)     6.3%                      1,415,420(10)      5.1%
293 Cahungea Street
Fresno, California 93035

William Scigliano                             625,000(11)     2.8%                        625,000(11)      2.3%
39111 Paseo Parkway, Suite 304
Fremont, Ca 94538

Morden C. Lazarus                             336,355(12)     1.5%                        336,355(12)      1.2%
759 Square Victoria, Suite 200
Montreal, QC
CANADA  H2Y 2J7

Seth Horn                                      67,000           *                          67,000            *
39111 Paseo Parkway, Suite 304
Fremont, Ca 94538

All directors and officers
as a group (four persons)                   2,596,212(13)    11.7%                      2,621,212(13)      9.5%

--------------
*  Less than one percent

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and derives from either voting or investment power with respect to securities. Shares of common stock issuable upon conversion of convertible debentures, or shares of Common Stock issuable upon exercise of warrants and options currently exercisable, or exercisable within 60 days of October 31, 2003, are deemed to be beneficially owned for purposes hereof.

(2) For purposes of computing the percentages under this column, it is assumed that (i) options to acquire 250,000 shares of the Company's common stock, whose underlying shares of common stock are covered by this prospectus have been exercised; (ii) warrants for 450,000 shares of the Company's common stock, whose underlying shares of common stock are covered by this prospectus, have been exercised; and (iii) 4,600,000 shares of the Company's common stock, whose underlying shares of common stock are covered by this prospectus, have been issued upon the conversion of outstanding debentures.

(3) Includes 1,260,000 shares and 450,000 shares issuable upon exercise of a warrant owned by Special Equity IV, LP and 160,000 shares issuable upon exercise of a warrant owned by Forte Capital Partners LLC. Forte Capital Partners LLC is the general partner of Special Equity IV, LP and thus may be deemed to beneficially own shares owned by Special Equity IV, LP. Mr. McKelvey serves as a managing member of Forte Capital Partners LLC and thus may be deemed to beneficially own shares owned by Forte Capital Partners LLC and Special Equity IV.

(4) Includes 160,000 shares issuable upon exercise of a warrant. Also includes 1,260,000 shares and 450,000 shares issuable upon exercise of a warrant owned by Special Equity IV, LP. Forte Capital Partners LLC is the general partner of Special Equity IV, LP and thus may be deemed to beneficially own shares owned by Special Equity IV.

(5) Includes 1,260,000 shares and 450,000 shares issuable upon exercise of a warrant owned by Special Equity IV, LP and 160,000 shares issuable upon exercise of a warrant owned by Forte Capital Partners LLC. Forte Capital Partners LLC is the general partner of Special Equity IV, LP and thus may be deemed to beneficially own shares owned by Special Equity IV, LP. Mr. Santos serves as a managing member of Forte Capital Partners LLC.

(6)      Includes  450,000  warrants  exercisable  within 60 days of October 31,
         2003.

(7) Includes 94,575 shares held by the Berg McAfee Companies, a partnership in which Mr. Berg holds a partnership interest.

(8) Includes 1,000,000 shares held by the Cagan McAfee Fund, a partnership in which Mr. McAfee holds a partnership interest; also includes 94,575 shares held by the Berg McAfee Companies, a partnership in which Mr. McAfee holds a partnership interest.

(9) Includes 350,000 shares issuable pursuant to stock options exercisable within 60 days of October 31, 2003, and 70,000 shares issuable pursuant to warrants exercisable within 60 days of October 31, 2003.

(10) Includes 150,000 shares issuable pursuant to stock options exercisable within 60 days of October 31, 2003.

(11) Includes 625,000 shares issuable pursuant to stcok options exercisable within 60 days of October 31, 2003.

(12) Includes 180,000 shares issuable pursuant to stock options exercisable within 60 days of October 31, 2003.

(13) Includes 1,225,00 shares issuable pursuant to stock options and warrants that are exercisable within 60 days of October 31, 2003.

                          DESCRIPTION OF CAPITAL STOCK

CAPITAL STOCK

The Company's authorized capital stock consists of 50,000,000 shares of Common Stock, $.01 par value per share and 10,000,000 shares of undesignated Preferred Stock, $.01 par value per share.

COMMON STOCK

The authorized common stock of the Company consists of 50,000,000 shares, par value $0.01 per share. After taking into consideration the issuance of shares being registered pursuant to this registration statement, approximately 27,674,879 shares of common stock will be issued and outstanding. All of the shares of common stock are validly issued, fully paid and non-assessable. Holders of record of common stock will be entitled to receive dividends when and if declared by the Board of Directors out of funds of the Company legally available therefore. In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment of provision for payment of the debts and other liabilities of the Company, including the liquidation preference of all classes of preferred stock of the Company, each holder of common stock will be entitled to receive his pro rata portion of the remaining net assets of the Company, if any. Each share of common stock has one vote, and there are no preemptive, subscription, conversion or redemption rights. Shares of common stock do not have cumulative voting rights, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors.

PREFERRED STOCK.

The Company's Certificate of Incorporation authorizes the issuance of up to 10,000,000 shares of the Company's $0.01 par value preferred stock. As of the date of this prospectus, no shares of preferred stock were outstanding. The preferred stock constitutes what is commonly referred to as "blank check" preferred stock. "Blank check" preferred stock allows the Board of Directors, from time to time, to divide the preferred stock into series, to designate each series, to issue shares of any series, and to fix and determine separately for each series any one or more of the following relative rights and preferences:
(i) the rate of dividends; (ii) the price at and the terms and conditions on which shares may be redeemed; (iii) the amount payable upon shares in the event of involuntary liquidation; (iv) the amount payable upon shares in the event of voluntary liquidation; (v) sinking fund provisions for the redemption or purchase of shares; (vi) the terms and conditions pursuant to which shares may be converted if the shares of any series are issued with the privilege of conversion; and (vii) voting rights. Holders of preferred stock are entitled to receive dividends when and as declared by the Board of Directors out of any funds legally available therefor, may be cumulative and may have a preference over common stock as to the payment of such dividends. The provisions of a particular series, as designated by the Board of Directors, may include restrictions on the ability of the Company to purchase shares of common stock or to redeem a particular series of preferred stock. Depending upon the voting rights granted to any series of preferred stock, issuance thereof could result in a reduction in the power of the holders of common stock. In the event of any dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of each series of the then outstanding preferred stock may be entitled to receive, prior to the distribution of any assets or funds to the holders of the common stock, a liquidation preference established by the Board of Directors, together with all accumulated and unpaid dividends. Depending upon the consideration paid for preferred stock, the liquidation preference of preferred stock and other matters, the issuance of preferred stock could result in a reduction in the assets available for distribution to the holders of the common stock in the event of liquidation of the Company. Holders of preferred stock will not have preemptive rights to acquire any additional securities issued by the Company. Once a series has been designated and shares of the series are outstanding, the rights of holders of that series may not be modified adversely except by a vote of at least a majority of the outstanding shares constituting such series.

One of the effects of the existence of authorized but unissued shares of common stock or preferred stock may be to enable the Board of Directors of the Company to render it more difficult or to discourage an attempt to obtain control of the Company by means of a merger, tender offer at a control premium price, proxy contest or otherwise and thereby protect the continuity of or entrench the Company's management, which concomitantly may have a potentially adverse effect on the market price of the common stock. If in the due exercise of its fiduciary obligations, for example, the Board of Directors were to determine that a takeover proposal were not in the best interests of the Company, such shares could be issued by he Board of Directors without stockholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquiror or insurgent stockholder group, by creating a substantial voting block in institutional or other hands that might support the position of the incumbent Board of Directors, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

DELAWARE LEGISLATION.

The Company is a Delaware corporation and consequently is subject to certain anti-takeover provisions of the Delaware General Corporation Law (the "Delaware Law"). The business combination provision contained in Section 203 of the Delaware Law ("Section 203") defines an interested stockholder of a corporation as any person that (i) owns, directly or indirectly, or has the right to acquire, fifteen percent (15%) or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of fifteen percent (15%) or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder; and the affiliates and the associates of such person. Under Section 203, a Delaware corporation may not engage in any business combination with any interested stockholder for a period of three years following the date such stockholder became an interested stockholder, unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, or (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least eighty-five percent (85%) of the voting stock of the corporation outstanding at the time the transaction commenced (excluding, for determining the number of shares outstanding, (a) shares owned by persons who are directors and officers and (b) employee stock plans, in certain instances), or (iii) on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders by at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder. The restrictions imposed by Section 203 will not apply to a corporation if (i) the corporation's original certificate of incorporation contains a provision expressly electing not be governed by this section or (ii) the corporation, by the action of its stockholders holding a majority of outstanding stock, adopts an amendment to its certificate of incorporation or by-laws expressly electing not be governed by
Section 203 (such amendment will not be effective until 12 months after adoption and shall not apply to any business combination between such corporation and any person who became an interested stockholder of such corporation on or prior to such adoption). The Company has not elected out of Section 203, and the restrictions imposed by Section 203 apply to the Company. Section 203 could, under certain circumstances, make it more difficult for a third party to gain control of the Company.

CONVERTIBLE DEBENTURES

As of October 31, 2003, we had outstanding $400,000 of 10% Convertible Debentures due August 1, 2003, $400,000 of 10% Convertible Debentures due April 1, 2004, and $400,000 of 6% Convertible Debentures due June 1, 2004 The principal amount of each convertible debenture which is not voluntarily converted shall be payable on the maturity date thereof, at which time any unpaid and accrued interest shall also become due. Interest accrues at the rate of 10% per annum for the convertible debentures due April 1, 2004 and June 1, 2004 and at the rate of 6% per annum for the convertible debentures due August 1, 2003. Interest shall be payable upon maturity at the Company's election in either stock or cash. The convertible debentures are convertible into shares of the Company's Common Stock at a conversion rate of $0.64 per share.

COMMON STOCK PURCHASE WARRANTS

As of the date hereof, there are outstanding warrants to purchase 560,000 shares at $1.25 per share and warrants to purchase 70,000 shares at $ .01 per share. The exercise price of the warrants and the number of shares of common stock issuable upon exercise of the warrants are subject to adjustment in certain circumstances, including a stock split of, stock dividend on, or a subdivision, combination or recapitalization of the common stock. Upon the merger, consolidation, sale of substantially all the assets of the Company, or other similar transaction, the warrant holders shall, at the option of the Company, be required to exercise the warrants immediately prior to the closing of the transaction, or such warrants shall automatically expire. Upon exercise, the warrant holders shall participate on the same basis as the holders of common stock in connection with the transaction. The warrants do not confer upon the holder any voting or any other rights of a stockholder of the Company.

SHARES ELIGIBLE FOR FUTURE SALE.

Sales of a substantial amount of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock prevailing from time to time in the public market and could impair the Company's ability to raise additional capital through the sale of its equity securities in the future. After taking into consideration the issuance of certain of the shares being registered, approximately 27,674,879 shares of Common Stock will be issued and outstanding, the vast majority of which are believed to be "restricted" or "control" shares for purposes of the Act. "Restricted" shares are those acquired from the Company or an "affiliate" other than in a public offering, while "control" shares are those held by affiliates of the Company regardless as to how they were acquired. Although the vast majority of the outstanding shares of Common Stock are believed to be "restricted" or "control" shares, on October 31, 2003, approximately 13,543,873 of the restricted and control shares of Common Stock became eligible for sale under Rule 144 subject to the volume limitations of Rule 144, thus allowing for the sale of a large number of shares that theretofore could not be sold. In general, under Rule 144, one year must have elapsed since the later of the date of acquisition of restricted shares from the Company or any affiliate of the Company. No time needs to have lapsed in order to sell control shares. Once the restricted or control shares may be sold under Rule 144, the holder is entitled to sell within any three-month period such number of restricted or control shares that does not exceed 1% of the then outstanding shares or (in certain cases, if greater) the average weekly trading volume of shares during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain restrictions on the manner of selling, notice requirements and the availability of current public information about the Company. Under Rule 144, if two years have elapsed since the holder acquired restricted shares from the Company or from any affiliate of the Company, and the holder is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person will be entitled to sell such Common Stock in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements. In addition to the restricted and control shares described in this paragraph, the shares covered by this prospectus can now be sold, and the Company has various abilities and obligations to issue additional registered and unregistered shares of common stock in the future. See "RISK FACTORS - WE HAVE THE ABILITY AND THE OBLIGATION TO ISSUE ADDITIONAL SHARES OF COMMON STOCK IN THE FUTURE, AND SUCH FUTURE ISSUANCE MAY MATERIALLY ADVERSELY AFFECT STOCKHOLDERS." These additional shares could also adversely affect the market price of the Common Stock. See "RISK FACTORS - SALES OF LARGE QUANTITIES OF OUR COMMON STOCK, INCLUDING THOSE SHARES COVERED BY THIS PROSPECTUS (WHICH MAY BE SOLD AT ANY PRICE AND ANY TIME), COULD REDUCE THE PRICE OF OUR COMMON STOCK."

                              SELLING STOCKHOLDERS

The  following  table sets forth  certain  information  as of October  31,  2003 pertaining to the beneficial ownership of Common Stock by the Selling Stockholders. Unless indicated otherwise, all shares reflected in the table as being beneficially owned are owned outright.

       STOCKHOLDER               BENEFICIAL OWNERSHIP    NUMBER OF SHARES   BENEFICIAL OWNERSHIP     AFTER OFFERING
       -----------               PRIOR TO OFFERING        BEING OFFERED         NUMBER                 PERCENT (1)
                                 -----------------        -------------         ------                 -----------
Pierre Cote (2)                          827,341                827,341            0                       *
Forte Capital Partners LLC (3)           160,000(4)           2,850,000(5)      160,000                    *
First Mirage                           1,000,000              1,000,000            0                       *
John Micek, Jr. (6)                   942,840(7)                942,840            0                       *
Redwood Consultants, LLC                 125,000                125,000            0                       *
New Castle Consulting, LLC                40,000                 40,000            0                       *
D. Paul Cohen                             16,000                 16,000            0                       *
JAL, Inc. (8)                            700,000                700,000            0                       *
Silicon Prairie Partners (9)         200,000(10)                200,000            0                       *
M&L Ventures                          50,000(11)                 50,000            0                       *
Daniel McKelvey                      150,000(12)                150,000            0                       *
Randall W. Heinrich(13)                  100,000                100,000            0                       *
Elisa Micek(14)                      207,857(15)            950,000(16)           5,357                    *
Minnis Living Trust                  200,000(17)            200,000(17)            0                       *
Bill Smythe                          200,000(17)            200,000(17)            0                       *
Special Equity IV, L.P.            1,710,000(18)          1,710,000(18)            0                       *
TOTAL                                  6,469,038             10,061,181         165,357                    *

*  Less than one percent

(1)      Assumes the offer and sale of all shares being registered.

(2) Mr. Cote served as Chairman of the Board of Directors of the Company from March until June 2002.

(3) Daniel McKelvey, a manager of Forte Capital, serves as a consultant to the Company. The natural persons who exercise shared voting or dispositive powers with respect to the shares held of record by the entity Forte Capital Partners LLC are Daniel McKelvey and Marcos Santos.

(4) Includes 160,000 shares issuable upon exercise of a warrant. Excludes 1,260,000 shares and 450,000 shares issuable upon exercise of a warrant beneficially owned by Special Equity IV, LP. Forte Capital Partners LLC is the general partner of Special Equity IV, LP and thus may be deemed to beneficially own shares beneficially owned by Special Equity IV, LP. The natural persons who exercise shared voting or dispositive powers with respect to the shares held of record by the entity Forte Capital Partners LLC are Daniel McKelvey and Marcos Santos.

(5) The number of shares that may be acquired and owned after this offering by Forte Capital Partners LLC will depend upon future events that cannot now be determined. This prospectus covers the registration of up to 2,850,000 shares that may be acquired by Forte Capital Partners LLC pursuant to the exercise of warrants now outstanding or to be issued in the future or pursuant to the conversion of a convertible debenture.

(6)      John  Micek,  Jr. is the father of Greg J.  Micek,  a  Director  of the
         Company.

(7) Includes 400,000 shares issuable upon the conversion of convertible debentures.

(8) JAL, Inc. is an entity owned by various members of the Micek family, including Greg J. Micek, a Director of the Company. No member of the Micek family owns a controlling interest in JAL, Inc., nor has any such member agreed to act as a group with any other member. Each member of the Micek family disclaims beneficial ownership of the shares held by JAL, Inc.

(9) John Micek III is the general partner of Silicon Prairie Partners and is the brother of Greg J. Micek, a Director of the Company. The natural person who exercises sole and/or shared voting or dispositive powers with respect to the shares held of record by the entity Silicon Prairie Partners is John Micek III.

(10) Includes 200,000 shares beneficially owned pursuant to stock options exercisable within 60 days of October 31, 2003.

(11) Includes 50,000 shares beneficially owned pursuant to stock options exercisable within 60 days of October 31, 2003.

(12) Includes 150,000 shares beneficially owned pursuant to stock options exercisable within 60 days of October 31, 2003. Excludes 1,260,000 shares and 450,000 warrants beneficially owned by Special Equity IV, LP and 160,000 warrants beneficially owned by Forte Capital Partners LLC. Forte Capital Partners LLC is the general partner of Special Equity IV, LP and thus may be deemed to beneficially own shares beneficially owned by Special Equity IV, LP. Mr. McKelvey serves as a managing member of Forte Capital Partners LLC and thus may be deemed to beneficially own shares beneficially owned by Forte Capital Partners LLC and Special Equity IV, L.P. The natural persons who exercise shared voting or dispositive powers with respect to the shares held of record by the entity Forte Capital Partners LLC and Special Equity IV, LP are Daniel McKelvey and Marcos Santos.

(13) Mr. Heinrich has served as legal counsel to the Company since its inception.

(14)     Elisa Micek is the sister of Greg J. Micek,  a Director of the Company.


(15) Includes 202,500 shares issuable pursuant to warrants exercisable within 60 days of October 31, 2003.

(16) The number of shares that may be acquired and owned after this offering by Elisa Micek will depend upon future events that cannot now be determined. This prospectus covers the registration of up to 950,000 shares that may be acquired by Elisa Micek pursuant to the exercise of warrants now outstanding or to be issued in the future or pursuant to the conversion of a convertible debenture.

(17) Includes 200,000 shares beneficially owned pursuant to a convertible debenture that may now be converted.

(18) Includes 450,000 shares that may be acquired pursuant to warrants exercisable within 60 days of October 31, 2003.

                              PLAN OF DISTRIBUTION

The sale of shares of common stock being registered by the selling stockholders may be effected from time-to-time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The selling stockholders may sell shares on the Over-the-Counter Bulletin Board, or in another over-the-counter market, on a national securities exchange on which the Company's common stock may be listed in the future, in privately negotiated transactions or otherwise, or in a combination of such transactions, by methods that include block trades, exchange, or secondary distributions in accordance with applicable exchange rules and ordinary brokerage transactions. In addition, any shares covered by this prospectus that qualify for sale pursuant to Section 4(1) of the Securities Act or Rule 144 may be sold under such provisions rather than pursuant to this prospectus. For example, the shares may be sold in one or more of the following types of transactions:

         * a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         * purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         * an exchange distribution in accordance with the rules of such exchange;

         * ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

         *        face-to-face   transactions  between  sellers  and  purchasers
                  without a broker-dealer.

In effecting sales, underwriters, brokers, or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate in the resales. Such underwriters, brokers, or dealers may receive commissions or discounts from selling stockholders in amounts to be negotiated.

The selling stockholders may also enter into option or other transactions with broker-dealers, which require the delivery to the broker-dealer of the shares registered in this offering, which the broker-dealer may resell pursuant to this prospectus. The selling stockholders may also pledge the shares registered in this offering to a broker or dealer. Upon a default, the broker or dealer may effect sales of the pledged shares pursuant to this prospectus.

The selling stockholders and any underwriters, dealers, and agents that participate in the distribution of shares of common stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any discounts or commissions received by them from the selling stockholders and any profit on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act.

The Company advised the selling stockholders that they and any securities broker/dealers or other who may be deemed statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. The Company also advised each selling stockholder that during such time as they may be engaged in a distribution of the shares included in this offering, they are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934. With certain exceptions, Regulation M precludes any selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the elements of this plan of distribution may affect the marketability of the common stock.

Until the distribution of the common shares offered in this offering is completed, rules of the Commission may limit the ability of the selling stockholders and any underwriters and certain selling group members to bid for and purchase common shares. As an exception to these rules, the underwriter representatives, if any, are permitted to engage in transactions that stabilize the price of common shares. These transactions may consist of bids or purchases for the purpose of pegging, fixing, or maintaining the price of the common shares.

If underwriters create a short position in the common shares in connection with the offering, the underwriters' representatives may reduce that short position by purchasing common shares in the open market. The underwriters' representatives also may impose a penalty bid on underwriters and selling group members. This means that if the representatives purchase common shares in the open market to reduce the underwriters' short position or to stabilize the price of the common shares, they may reclaim the amount of the selling concession from the underwriters and selling group members who sold those shares as part of the offering. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. The imposition of a penalty bid could have an effect on the price of a security to the extent that it were to discourage resales of the security by purchasers in an offering. The selling stockholders have represented to the Company that there are no open short positions held by any of them in the Company's common stock. The Company has informed the selling stockholders that this registration statement does not cover any currently open position in the Company's common stock.

Neither the Company nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common shares. In addition, no representation is made that any person or entity will engage in these stabilizing transactions or that these transactions, once commenced, will not be discontinued without notice.

                                     EXPERTS

The financial statements and schedules of the Company included herein and in the registration statement have been audited by Malone & Bailey, PLLC, independent certified public accountants, and have been included herein in reliance upon their report upon the authority of said firm as experts in accounting and auditing.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                 PAGE(S)
Independent Auditors' Report                                                                     F - 2

Financial Statements:

   Consolidated Balance Sheet as of June 30, 2003                                                F - 3

   Consolidated Statements of Operations for the Year Ended June 30, 2003 and Period From
     July 10, 2001 (inception) through June 30, 2002                                             F - 4

   Consolidated Statements of Stockholders' Deficit for the Period from July 10, 2001
     (inception) through June 30, 2002 and Year Ended June 30, 2003                              F - 5

   Consolidated Statements of Cash Flows for the Year Ended June 30, 2003 and
     Period from July 10, 2001 (inception) through June 30, 2002                                 F - 6

   Notes to Financial Statements                                                                 F - 7

   Consolidated Balance Sheet for the Three Months Ended September 30, 2003 (Unaudited)          F - 16

   Consolidated Statements of Operations for the Three Months Ended September 30, 2003
     and 2002 (Unaudited)                                                                        F - 17

   Consolidated Statements of Cash Flows for the Three Months Ended September 30, 2003
     and 2002 (Unaudited)                                                                        F - 18

   Notes to Financial Statements                                                                 F - 19

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders
   IQ Biometrix, Inc.
   Freemont, California

We have audited the accompanying consolidated balance sheet of IQ Biometrix, Inc. as of June 30, 2003 and the related statements of operations, stockholders' deficit and cash flows for the year then ended and the period from July 10, 2001 (inception) through June 30, 2002. These financial statements are the responsibility of IQ Biometrix's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IQ Biometrix, Inc. as of June 30, 2003 and the results of its operations and its cash flows for the year then ended and the period from July 10, 2001 (inception) through June 30, 2002., in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that IQ Biometrix will continue as a going concern. As shown in the financial statements, IQ Biometrix incurred net losses of $3,887,691 and $984,265 in fiscal 2003 and 2002, respectively, and has a working capital deficiency of $934,908 and a stockholders' deficit of $832,939 as of June 30, 2003. These conditions raise substantial doubt about IQ Biometrix ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

MALONE & BAILEY, PLLC
Houston, Texas

September 30, 2003

                           CONSOLIDATED BALANCE SHEET
                                  JUNE 30, 2003

                                      ASSETS
CURRENT ASSETS:
   Cash                                                                              $     97,681
   Trade accounts receivable, net of allowance for doubtful accounts of $0                  5,973
   Note receivable, net of allowance of $350,000                                           50,000
   Inventory                                                                                6,008
   Prepaid expenses                                                                        37,882
                                                                                     ------------
                         Total current assets                                             197,544

INTANGIBLES, net                                                                           94,265

OFFICE EQUIPMENT, net                                                                       7,704
                                                                                     ------------

                         Total assets                                                $    299,513
                                                                                     ============

                  LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
   Convertible debentures, net of discount                                           $    537,820
   Note payable                                                                            50,000
   Accounts payable                                                                       142,920
   Accrued expenses                                                                       401,712
                                                                                     ------------
                         Total current liabilities                                      1,132,452
                                                                                     ------------

COMMITMENTS

STOCKHOLDERS' DEFICIT:
   Preferred stock, .01 par value;  10,000,000 shares authorized,  none issued                 --
   Common stock, .01 par value; 50,000,000 shares authorized; 18,905,885 shares
     outstanding                                                                          189,059
   Additional paid-in capital                                                           3,849,958
   Accumulated deficit                                                                 (4,871,956)
                                                                                     ------------
                         Total stockholders' deficit                                     (832,939)
                                                                                     ------------
                         Total liabilities and stockholders' deficit                 $    299,513
                                                                                     ============

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    Year Ended June 30, 2003 and Period From
                 July 10, 2001 (inception) Through June 30, 2002

                                                       2003              2002
                                                   ------------      ------------
REVENUES                                           $    105,772      $     98,148

OPERATING EXPENSES:
   Cost of sales                                         25,851            31,431
   Selling                                              260,477           114,003
   General and administrative                         2,896,509           776,345
   Research and development                             147,562           138,185
   Provision for uncollectible note receivable          350,000                --
   Depreciation and amortization                         30,603            22,449
                                                   ------------      ------------
                                                      3,711,002         1,082,413
                                                   ------------      ------------
         Operating loss                              (3,605,230)         (984,265)

OTHER EXPENSE:
   Interest expense                                    (282,461)               --
                                                   ------------      ------------

NET LOSS                                           $ (3,887,691)     $   (984,265)
                                                   ============      ============


BASIC AND DILUTED LOSS PER SHARE:                  $       (.23)     $       (.06)
                                                   ============      ============

BASIC AND DILUTED WEIGHTED AVERAGE SHARES:           16,928,344        15,547,000
                                                   ============      ============

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
         Period from July 10, 2001 (inception) Through June 30, 2002 and
                            Year Ended June 30, 2003

                                                     Common Stock            Additional
                                                                               Paid In        Accumulated
                                                Shares          Amount         Capital          Deficit           Total
                                             -----------     -----------     -----------      -----------      -----------
   Shares issued to founders                  12,854,231     $   128,542     $  (113,962)     $        --      $    14,580

   Merger, IQB - California and JV Web         2,341,553          23,416        (118,726)              --          (95,310)

   Sale of common stock for cash               1,100,001          11,000       1,077,492               --        1,088,492

   Shares issued for services                    115,000           1,150          85,100               --           86,250

   Shares issued for debt                         43,500             435          40,565               --           41,000

   Net loss                                           --              --              --         (984,265)        (984,265)
                                             -----------     -----------     -----------      -----------      -----------

Balances, June 30, 2002                       16,454,285         164,543         970,469         (984,265)         150,747

   Sale of common stock for cash                 500,000           5,000         195,000               --          200,000

   Shares issued for exercise of options         103,000           1,030           9,270               --           10,300

   Shares issued for services                  1,848,600          18,486       1,588,387               --        1,606,873

   Options issued to consultants                      --              --         184,630               --          184,630

   Debt discount, convertible debentures              --              --         879,641               --          879,641

   Debt discount, note payable                        --              --          22,561               --           22,561

   Net loss                                           --              --              --       (3,887,691)      (3,887,691)
                                             -----------     -----------     -----------      -----------      -----------
Balances, June 30, 2003                       18,905,885     $   189,059     $ 3,849,958      $(4,871,956)     $  (832,939)
                                             ===========     ===========     ===========      ===========      ===========

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                    Year Ended June 30, 2003 and Period From
                 July 10, 2001 (inception) Through June 30, 2002

                                                                                       2003             2002
                                                                                   -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                        $(3,887,691)     $  (984,265)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization                                                     30,603           22,449
      Stock and options issued for services                                          1,791,503          100,830
      Amortization of debt discount                                                    240,022               --
      Provision of doubtful notes receivable                                           350,000               --
   Change in assets and liabilities:
         Trade accounts receivable                                                      (5,973)              --
         Prepaid expenses and other current assets                                     (11,603)              --
         Inventory                                                                      24,952          (31,000)
         Accounts payable                                                               85,806            2,804
         Accrued liabilities                                                           401,712               --
                                                                                   -----------      -----------
Net cash used in operating activities                                                 (980,669)        (889,182)
                                                                                   -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of intangible asset                                                        (63,002)         (80,818)
   Advance to IQ Entertainment                                                              --          (26,279)
   Advance to NSS                                                                     (400,000)              --
   Purchase of office equipment                                                        (11,161)              --
                                                                                   -----------      -----------
Net cash used in investing activities                                                 (474,163)        (107,097)
                                                                                   -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from sale of common stock                                                  200,000        1,088,492
   Stock options exercised                                                              10,300               --
   Sale of convertible debentures                                                    1,200,000               --
   Proceeds from note payable                                                           50,000               --
                                                                                   -----------      -----------
Net cash provided by financing activities                                            1,460,300        1,088,492
                                                                                   -----------      -----------

NET INCREASE  IN CASH                                                                    5,468           92,213

CASH AND CASH EQUIVALENTS, beginning of year                                            92,213               --
                                                                                   -----------      -----------

CASH AND CASH EQUIVALENTS, end of year                                             $    97,681      $    92,213
                                                                                   ===========      ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Payment of interest                                                             $        --      $        --
                                                                                   ===========      ===========
   Payment of taxes                                                                $        --      $        --
                                                                                   ===========      ===========

NONCASH DISCLOSURES
   Common stock issued to pay debt                                                 $        --      $    41,000
                                                                                   ===========      ===========

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of business

IQ Biometrix, Inc. ("IQ Biometrix") is a security software and services company headquartered in Fremont, California. We are a provider of facial composite software to local and national law enforcement agencies, the US military and other government agencies across North America.

The FACES technology is a software tool that allows the creation and re-creation of billions of human faces. FACES replaces the need for a human sketch artist. This advanced technology can be used by any agency or organization whose responsibility lies in the public safety and security arena. The morphological coding of the FACES database of approximately 6,000 facial features has made it possible to set an industry standard for the comparison of facial images from law enforcement agencies, private security and businesses.

IQ Biometrix California, Inc. ("IQB - California") was formed July 10, 2001 as a California corporation to purchase certain software-related assets from a Canadian bankruptcy court from a former Canadian company named InterQuest, Inc. ("InterQuest"). The software was developed in Canada beginning in 1988. The software was completed and marketing was begun in 1998. In 2000, InterQuest filed for bankruptcy protection in a Canadian court and went dormant. IQB - California arranged for purchase of the customer list and software, and various packaging supplies in 2001 and paid $118,818 in early 2002. The purchase price was allocated among supplies inventory and intangible assets at their fair market values.

On March 22, 2002, IQB - California agreed to a reorganization with JVWeb, an inactive publicly-traded Delaware company. Pursuant to this acquisition, IQ Biometrix - California shareholders agreed to exchange all of their shares for 11,578,590 shares of JVWeb. JVWeb also formed a new wholly-owned subsidiary, IQB Acquisition Corporation, which was renamed at the merger date to IQ Biometrix Operations, Inc., a Delaware company. IQB - California was merged into IQ Biometrix Operations, Inc. which remains a wholly-owned subsidiary of JVWeb. This reorganization is accounted for as a "reverse merger" with IQ Biometrix - California (now IQB Operations, Inc.) treated as the acquiror which purchased JVWeb and accounted for the acquisition using the purchase method. IQ Biometrix officially changed its name to IQ Biometrix, Inc. in October 2002.

Principles of Consolidation

The consolidated financial statements include the accounts of IQ Biometrix, Inc. and its subsidiary IQB Operations after the elimination of inter-company accounts and transactions.

Cash and cash equivalents

IQ Biometrix considers all highly liquid debt instruments with original maturities not exceeding three months to be cash equivalents. At June 30, 2003, IQ Biometrix did not hold any cash equivalents.

Inventories

Inventories are valued at the lower of cost (first-in, first-out method) or market. IQ Biometrix periodically reviews for obsolete and slow-moving inventory based on historical usage, and future requirements. At June 30, 2003, inventory consisted of packaging materials related to the FACES 4.0 software.

Office Equipment

Equipment is stated at cost. Depreciation is computed using the straight-line method over 3 years.

Intangibles

Intangible assets are stated at cost. Those with limited lives are amortized using the straight-line method over their estimated useful lives. IQ Biometrix performs reviews for the impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The intangible assets purchased in fiscal 2003 and 2002 totaling $63,002 and $80,818, respectively, are being amortized straight-line over three years.

Revenue Recognition

Revenue from the sale of products and services is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed and collectibility is reasonably assured. Warranty claims and training requests are insignificant. There have been no warranty claims.

Income Taxes

The asset and liability approach is used to account for income taxes by recognizing deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. IQ Biometrix records a valuation allowance to reduce the deferred tax assets to the amount that is more likely than not to be realized.

Loss Per Common Share

The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding.

Diluted net loss per common share is computed by dividing the net loss, adjusted on an "as if converted" basis, by the weighted average number of common shares outstanding plus potential dilutive securities. For fiscal 2003 and 2002, potential dilutive securities had an anti-dilutive effect and were not included in the calculation of diluted net loss per common share.

Use of Estimates

In preparing financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities in the balance sheet and revenue and expenses in the income statement. Actual results could differ from those estimates.

Stock Based Compensation

IQ Biometrix adopted the disclosure requirements of Financial Accounting Standard No. 123, Accounting for Stock-Based Compensation (FAS No. 123) and FAS No. 148 with respect to pro forma disclosure of compensation expense for options issued. For purposes of the pro forma disclosures, the fair value of each option grant is estimated on the grant date using the Black-Scholes option-pricing model. Had IQ Biometrix recorded compensation expense for the fair value of stock options, net loss and loss per share would have been affected as indicated by the pro forma amounts below.

IQ Biometrix applies APB No. 25 in accounting for its stock option plans and, accordingly, no compensation cost has been recognized in IQ Biometrix's financial statements for stock options under any of the stock plans which on the date of grant the exercise price per share was equal to or exceeded the fair value per share. However, compensation cost has been recognized for warrants and options granted to non-employees for services provided. If under FAS No. 123, IQ Biometrix determined compensation cost based on the fair value at the grant date for its stock options, net loss and loss per share would have been increased to the pro forma amounts indicated below:

                                                                  2003              2002
                                                               -----------      -----------
Net loss
   As reported                                                 $(3,887,691)     $  (984,265)
   Deduct: total stock based employee compensation expense        (466,340)              --
                                                               -----------      -----------
   determined under fair value method

   Pro forma                                                   $(4,354,031)     $  (984,265)
                                                               ===========      ===========

Basic and diluted loss per share
   As reported                                                 $      (.23)     $      (.06)
   Pro forma                                                   $      (.26)     $      (.06)
                                                               ===========      ===========

The weighted average fair value of each option granted under IQ Biometrix's employee option plans during fiscal 2003 and 2002 was approximately $.75 and $ 0, respectively. These amounts were determined using the Black Scholes option-pricing model, which values options based on the stock price at the grant date, the expected life of the option, the estimated volatility of the stock, expected dividend payments and the risk-free interest rate over the expected life of the option. The dividend yield was zero in 2003 and 2002. The expected volatility was based on the historic stock prices. The expected volatility was 133%, and .001% for 2003 and 2002, respectively. The risk-free interest rate was the rate available on zero coupon U.S. government issues with a term equal to the remaining term for each grant. The risk-free rate was 3.5% in 2003 and 5% in 2002. The expected life of the options was estimated to be five years.

The effects of applying FAS 123 on providing pro-forma disclosures are not necessarily likely to be representative of the effects on reported net income for future years

Recent Accounting Pronouncements

IQ Biometrix does not expect the adoption of recently issued accounting pronouncements to have a significant impact on its results of operations, financial position or cash flow.

NOTE 2 - GOING CONCERN

IQ Biometrix's consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business for the foreseeable future. Since inception in July 2001, IQ Biometrix has accumulated losses aggregating $4,871,956, has a negative working capital of $934,908; and negative stockholders' equity of $832,939 as of June 30, 2003 all of which all raise substantial doubt about IQ Biometrix's ability to continue as a going concern

Management's plans for IQ Biometrix's continued existence include selling additional stock or borrowing additional funds to pay overhead expenses while current marketing efforts continue to raise its sales volume. In July 2003, IQ Biometrix started shipping Faces 4.0.

IQ Biometrix's future success is dependent upon its ability to achieve profitable operations, generate cash from operating activities and obtaining additional financing. There is no assurance that IQ Biometrix will be able to generate sufficient cash from operations, sell additional shares of common stock or borrow additional funds.

IQ Biometrix's inability to obtain additional cash could have a material adverse effect on its financial position, results of operations and its ability to continue in existence. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 -NOTE RECEIVABLE

IQ Biometrix loaned a private company $400,000 as part of a Letter of Intent (the "LOI") dated May 2, 2003 between IQ Biometrix and the private entity whereby IQ Biometrix would acquire the private company. The transaction was terminated and the private company signed a note receivable bearing interest at 10%, secured by the private company's accounts receivable. The private company defaulted under the original agreement and signed a revised note on September 19, 2003 with various payments due through December 31, 2003, at which time a final $150,000 payment is due.

In September 2003 the private entity made payments totaling $50,000, however, they did not make the entire payment due under the agreement on September 30, 2003. Due to the uncertainty of collectiblity, IQ Biometrix recorded a provision for uncollectible notes receivable totaling $350,000 in fiscal 2003.

NOTE 4 - ACCRUED EXPENSES


Accrued expenses consisted of the following at June 30, 2003
     Accrued stock rights                                               $168,000
     Accrued salaries                                                    109,647
     Reimbursable expenses due to officers                                51,024
     Accrued interest                                                     36,573
     Accrued insurance premium                                            20,321
     Other                                                                16,147
                                                                        --------
                                                                        $401,712

NOTE 5 - NOTE PAYABLE

On December 1, 2002, IQ Biometrix received $50,000 for a 10% unsecured demand note payable from a former officer and current director. The note balance at June 30, 2003 is $50,000. In connection with the note, IQ Biometrix issued 40,000 warrants at $.01 exercisable anytime for 5 years. These shares were recorded as interest expense at their estimated fair value of $19,112. In addition, the director receives an additional 5,000 warrants per month until the debt is paid in full. At June 30, 2003, the director earned an additional 20,000 warrants exercisable at $.01 per share. IQ Biometrix recorded additional interest expense totaling $22,561 related to the fair value of the warrants issued.

NOTE 6 - CONVERTIBLE DEBENTURES

In August and September 2002, IQ Biometrix sold convertible debentures with a face value of $400,000 to various individuals. The debentures are convertible into shares of IQ Biometrix at the option of the holder at 80% of the average closing price as of date of conversion, with a minimum conversion amount of $.50 and a maximum conversion amount of $1.50 per share. The debentures accrue interest at 6% per annum and were due on August 1, 2003, but were not paid. The conversion price of the debentures is subject to adjustment at any time as the result of any subdivision, stock spit, and combination of shares or recapitalization. These notes were registered as part of IQ Biometrix SB -2 registration statement filed August 1, 2003. Each debenture holder should have received 10,000 shares of common stock per $100,000 loaned as an origination fee. As of June 30, 2003, no shares have been issued.

In March, April, and May 2003, IQ Biometrix sold convertible debentures with a face value of $400,000 and warrants to acquire up to 1,600,000 shares of common stock to two individuals. The debentures are convertible into shares of IQ Biometrix at $.20 per share at maturity or upon prepayment of at least 75% of the face amount at the option of the holder. The debentures are due on April 1, 2004 and accrue interest at 10% per annum payable at maturity. At the option of IQ Biometrix, the interest can be paid in either cash or additional shares of common stock. The warrants are granted 400,000 shares upon issuance of the debenture and 400,000 shares every quarter until maturity. The warrants are exercisable for a period of five years from the date of issuance. The conversion price of the debentures and exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock spit, and combination of shares or recapitalization. These notes were registered as part of IQ Biometrix SB -2 registration statement filed August 1, 2003

In June 2003, IQ Biometrix sold convertible debentures with a face value of $400,000 and warrants to acquire up to 160,000 shares of common stock to two individuals. The debentures are convertible into shares of IQ Biometrix at $.30 to .50 per share at maturity or upon prepayment of at least 75% of the face amount at the option of the holder. The debentures are due on June 1, 2004 and accrue interest at 10% per annum payable at maturity. At the option of he Company, the interest can be paid in either cash or additional shares of common stock. The warrants are exercisable at $.50 per share for a period of five years from the date of issuance. The conversion price of the debentures and exercise price of the warrants are subject to adjustment at any time as the result of any subdivision, stock spit, and combination of shares or recapitalization. These notes were registered as part of IQ Biometrix's SB -2 registration statement filed August 1, 2003

Under generally accepted accounting principles, IQ Biometrix is required to record the value of the beneficial conversion feature of these convertible debentures as a debt discount. In addition, the value of the warrants using the Black Scholes method is also recorded as a debt discount. The total debt discount recorded on the convertible debenture sales during fiscal 2003 was approximately $879,000. This debt discount will be amortized and charged to interest expense over the term of the respective debenture agreements. In the event the investors convert the debentures prior to the maturity of the agreements then generally accepted accounting principles require IQ Biometrix to expense the unamortized balance of the debt discount in full.

Through June 30, 2003, $223,084 has been recorded as non-cash interest expense on IQ Biometrix income statement relative to the amortization of debt discount on these convertible debentures. Going forward, IQ Biometrix will incur non-cash interest expense of approximately $664,000 through June 30, 2004.

Accrued and unpaid interest on these notes is $33,604 at June 30, 2003.

NOTE 7 - CAPITAL STOCK

The total number of shares of capital stock which IQ Biometrix has the authority to issue is 60,000,000 shares. This included 10,000,000 shares of $.01 par value preferred stock and 50,000,000 share of $.01 par value common stock. The board of directors is authorized create the preferred stock series and set designation, powers, preferences and rights.

In December 2002, IQ Biometrix sold 500,000 shares of its common stock at $.40 per share in a private transaction. IQ Biometrix received proceeds of $200,000.

During fiscal 2003, consultants exercised options to purchase 103,000 shares of common stock. IQ Biometrix received proceeds of $10,300. As of June 30, 2003, these shares have not been issued by the transfer agent but are shown as issued and outstanding in the accompanying financials.

During fiscal 2003, IQ Biometrix issued 1,848,600 shares of common stock to various consultants. The stock was valued using the market price on the date issued.

NOTE 8 - STOCK OPTIONS AND WARRANTS

IQ Biometrix's 2001 Stock Option Plan provides for the grant of both qualified and non-qualified options to directors, employees and consultants. The option and warrant issuance are administered by the Board of Directors, who have substantial discretion to determine which persons, amounts, time, price, exercise terms, and restrictions, if any.


The following table summarizes stock option activity:
Outstanding, July 10, 2001( Inception)                                       --

Granted                                                               3,190,162

Canceled or expired                                                    (880,000)
Exercised                                                                    --
                                                                     ----------

Outstanding, June 30, 2002                                            2,310,162
                                                                     ==========

Exercisable at June 30, 2002                                          1,569,000
                                                                     ==========
Weighted-average option price for
   options granted during the year                                   $      .10
                                                                     ==========

Outstanding, July 1, 2002                                             2,310,162

Granted                                                               1,855,000

Canceled or expired                                                     (58,320)

Exercised                                                              (103,000)
                                                                     ----------

Outstanding, June 30, 2003                                            4,003,842
                                                                     ==========

Exercisable at June 30, 2003                                          2,738,871
                                                                     ==========
Weighted-average option price for
   options granted during the year                                   $      .32
                                                                     ==========
Average remaining years of contractual life                                   4
                                                                     ==========

The following table summarizes stock warrant activity:
Outstanding, July 1, 2002                                                     --

Granted                                                                1,560,000
Canceled or expired                                                           --
Exercised                                                                     --
                                                                       ---------

Outstanding, June 30, 2003                                             1,560,000
                                                                       =========

Exercisable at June 30, 2003                                           1,560,000
                                                                       =========
Weighted-average exercise price                                        $     .74
                                                                       =========


In June 2003, IQ Biometrix issued 160,000 warrants to investors in connection with a sale of convertible debentures in the amount of $400,000. Biometrix valued these warrants using the Black Scholes Model wan will amortize the costs as part of the debt discount over the term of the debentures.

In April 2003, IQ Biometrix issued 400,000warrants to investors in connection with a sale of convertible debentures in the amount of $400,000. IQ Biometrix valued these warrants using the Black Scholes Model and will amortize the costs as part of the debt discount over the term of the debentures. In addition to these warrants, the debenture holders will be issued 400,000 additional warrants each quarter until maturity of the debenture unless IQ Biometrix pays the debt prior to maturity. In December 2002, IQ Biometrix issued warrants to acquire 1,000,000 warrants in connection with the purchase of a note receivable from a related party (see note 11).

NOTE 9 - INCOME TAXES

Income taxes are not due since IQ Biometrix has incurred a loss since inception. IQ Biometrix has deductible net operating losses of approximately $2,300,000 at June 30, 2003. These expire in 2022 and 2023.

Components of deferred tax assets and liabilities at June 30, 2003 are as follows:

Deferred tax liabilities                                              $      --
Deferred tax assets:
   Allowance for doubtful accounts                                      120,000
   Net operating loss carryforward                                      774,000
                                                                      ---------
                                                                        894,000

Valuation allowance                                                    (894,000)
                                                                      ---------
   Net deferred tax asset                                             $      --
                                                                      =========

IQ Biometrix has recorded a full valuation allowance against its deferred tax asset since it believes it is more likely than not that such deferred tax asset will not be realized. The valuation allowance for deferred tax assets as of June 30, 2003 is approximately $894,000. The net change in the total valuation allowance for the years ended June 30, 2003 and 2002 was an increase of $588,000 and $306,000, respectively.

NOTE 10 - COMMITMENTS

IQ Biometrix signed an office space lease effective February 1, 2003 and expiring January 31, 2004. That rent amount is $935 per month. During the period ended June 30, 2003, rent expense was $91,808.

NOTE 11 - RELATED PARTY TRANSACTIONS

On February 11, 2003, IQ Biometrix purchased a note receivable from a private equity fund which is a shareholder of IQ Biometrix. The equity fund had a note receivable totaling $2,500,000 from a corporation which a shareholder and sole director is also a director and shareholder of IQ Biometrix. IQ Biometrix issued warrants to acquire 1,000,000 shares of common stock at $1.00 and agreed to issue 700,000 shares of IQ Biometrix common stock as consideration for the note receivable and underlying collateral. The common stock had a value of $168,000 on the date of the agreement and the warrants were valued at $10,000. IQ Biometrix recorded an asset of $10,000 related to the agreement and expensed the difference in the accompanying statement of operations.

As of June 30, 2003, the 700,000 shares of common stock have not been issued and are reflected in accrued expenses in the accompanying balance sheet. The IQ Biometrix director that is involved in the transaction agreed to return 700,000 shares of common stock out of his personal holdings if the warrants are never exercised.

The warrants vest as follows: 100,000 in July 2003; 150,000 shares per month from August 2003 through January 2004.

NOTE 12 - SUBSEQUENT EVENTS

Subsequent to June 30, 2003, IQ Biometrix issued 1,470,000 share to various consultants for services.

In September 2003, IQ Biometrix sold convertible debentures with a face value of $500,000 and warrants to acquire up to 400,000 shares of IQ Biometrix at $1.25 per share. The debentures are convertible into shares of IQ Biometrix at $.64 per share.

In September 2003, IQ Biometrix issued 80,000 shares of common stock and warrants to acquire 40,000 shares of common stock a t $1.25 per share to an individual for consulting services.

                           CONSOLIDATED BALANCE SHEET
                               September 30, 2003
                                   (Unaudited)

                                     ASSETS

CURRENT ASSETS:
   Cash                                                                              $   533,896
   Trade accounts receivable, net of allowance for doubtful accounts of $0                45,804
   Inventory                                                                              12,688
   Other                                                                                  50,909
                                                                                     -----------
                         Total current assets                                            643,297

INTANGIBLES, net                                                                          87,530

OFFICE EQUIPMENT, net                                                                      6,770
                                                                                     -----------

                         Total assets                                                $   737,597
                                                                                     ===========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
   Convertible debentures, net of discount                                           $   793,525
   Note payable                                                                           50,000
   Accounts payable                                                                      132,068
   Accrued expenses                                                                      456,299
                                                                                     -----------
                         Total current liabilities                                     1,431,892
                                                                                     -----------

COMMITMENTS

STOCKHOLDERS' DEFICIT:
   Preferred stock, $.01 par value; 10,000,000 shares authorized,  none issued -
   Common stock, $.01 par value; 50,000,000 shares authorized; 20,892,708 shares outstanding 208,927 Additional paid-in capital 5,902,922  Accumulated deficit
                                                                                      (6,806,144)

                         Total stockholders' deficit                                    (694,295)
                                                                                     -----------
                         Total liabilities and stockholders' deficit                 $   737,597
                                                                                     ===========

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 Three Months Ended September 30, 2003 and 2002
                                   (Unaudited)

                                                   2003              2002
                                               ------------      ------------
REVENUES                                       $     83,095      $     21,082

OPERATING EXPENSES:
   Cost of sales                                      8,334             7,621
    Selling                                         148,694            48,828
   General and administrative                       104,500           277,292
   Research and development                          88,968            25,239
   Non-cash consulting expense                    1,398,852             5,000
   Depreciation and amortization                      7,668             6,735
                                               ------------      ------------
                                                  1,757,016           370,715
                                               ------------      ------------
         Operating loss                          (1,673,921)         (349,633)

OTHER EXPENSE:
   Interest expense, net                            260,267            10,000
                                               ------------      ------------

NET LOSS                                       $ (1,934,188)     $   (359,633)
                                               ============      ============

BASIC AND DILUTED LOSS PER SHARE:              $       (.10)     $       (.02)
                                               ============      ============

BASIC AND DILUTED WEIGHTED AVERAGE SHARES:       19,691,930        16,464,285
                                               ============      ============

                               IQ BIOMETRIX, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 Three Months Ended September 30, 2003 and 2002
                                   (Unaudited)

                                                                                      2003             2002
                                                                                   -----------      -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                        $(1,886,488)     $  (359,633)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization                                                      7,668            6,735
      Stock issued for services                                                      1,636,514            5,000
      Stock issued for interest expense                                                     --           10,000
      Amortization of debt discount                                                    244,426               --
   Change in assets and liabilities:
         Trade accounts receivable                                                     (39,831)              --
         Prepaid expenses and other current assets                                     (13,027)              --
         Inventory                                                                      (6,680)           6,000
         Accounts payable                                                              (10,852)          82,134
         Accrued liabilities                                                           (75,515)              --
                                                                                   -----------      -----------
Net cash used in operating activities                                                 (143,785)        (249,764)
                                                                                   -----------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of intangible asset                                                             --               --
   Advance to IQ Entertainment                                                              --          (24,020)
   Note receivable                                                                      50,000               --
                                                                                   -----------      -----------
Net cash used in investing activities                                                   50,000          (24,020)
                                                                                   -----------      -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Stock options exercised                                                              30,000               --
   Sale of convertible debentures                                                      500,000               --
   Proceeds from note payable                                                               --          200,000
                                                                                   -----------      -----------
Net cash provided by financing activities                                              530,000          200,000
                                                                                   -----------      -----------

NET INCREASE (DECREASE) IN CASH                                                        436,215          (73,784)

CASH AND CASH EQUIVALENTS, beginning of year                                            97,681           92,213
                                                                                   -----------      -----------

CASH AND CASH EQUIVALENTS, end of year                                             $   533,896      $    18,429
                                                                                   ===========      ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Payment of interest                                                             $        --      $        --
                                                                                   ===========      ===========
   Payment of taxes                                                                $        --      $        --
                                                                                   ===========      ===========

NONCASH DISCLOSURES
   Common stock issued to pay debt                                                 $        --      $    41,000
                                                                                   ===========      ===========

NOTE 1 - BASIS OF PRESENTATION

The accompanying unaudited interim financial statements of IQ Biometrix, Inc. have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules of the Securities and Exchange Commission ("SEC"), and should be read in conjunction with the audited financial statements and notes thereto contained in IQ Biometrix's 2003 Annual Report filed with the SEC on Form 10-KSB. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for interim are not necessarily indicative of the results to be expected for the full year. Notes to the financial statements which would substantially duplicate the disclosure contained in the audited financial statements for 2003 as reported in the 10-KSB have been omitted.

NOTE 2 - CONVERTIBLE NOTES PAYABLE

In September 2003, IQ Biometrix received $500,000 in total from 2 investment funds in the form of 6% convertible debentures due on September 18, 2004, and convertible anytime by the holder into IQ Biometrix common stock at $.64 per share. In addition, these debentures have 400,000 warrants exercisable at $1.25.

Under generally accepted accounting principles, IQ Biometrix is required to record the value of the beneficial conversion feature of these convertible debentures as a debt discount. In addition, the value of the warrants using the Black Scholes method is also recorded as a debt discount. The total debt discount recorded on the convertible debenture sales during the quarter ended June 30, 2003 was approximately $392,000. This debt discount will be amortized and charged to interest expense over the term of the respective debenture agreements. In the event the investors convert the debentures prior to the maturity of the agreements then generally accepted accounting principles require IQ Biometrix to expense the unamortized balance of the debt discount in full.

NOTE 3 - STOCK ISSUANCES

During the 3 months ended September 30, 2003, IQ Biometrix issued:
         150,000 shares for $30,000 in cash as part of an option exercise; and 1,836,823 shares for services to advisors valued at $1,636,514. Included in this amount is all selling and research development expense.


NOTE 4 - SUBSEQUENT EVENTS:

In October 2003, IQ Biometrix received $200,000 from 2 individual investors in the form of 6% convertible debentures due in one year, and convertible anytime by the holder into IQ Biometrix common stock at $.64 per share. In addition, this debenture has 160,000 warrants exercisable at $1.25.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company's Certificate of Incorporation provides that, to the fullest extent authorized by the Delaware Law, the Company shall indemnify each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") because he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him in connection with such Proceeding.

Under Section 145 of the Delaware Law, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed Proceeding (other than an action by or in the right of the corporation) if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action brought by or in the right of the corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of any threatened, pending or completed action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that a court determines upon application that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Company's Certificate of Incorporation also provides that expenses incurred by a person in his capacity as director of the Company in defending a Proceeding may be paid by the Company in advance of the final disposition of such Proceeding as authorized by the Board of Directors of the Company in advance of the final disposition of such Proceeding as authorized by the Board of Directors of the Company upon receipt of an undertaking by or on behalf of such person to repay such amounts unless it is ultimately determined that such person is entitled to be indemnified by the Company pursuant to the Delaware Law. Under
Section 145 of the Delaware Law, a corporation must indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys' fees) actually and reasonably incurred in by him in connection with the defense of a Proceeding if he has been successful on the merits or otherwise in the defense thereof.

The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for breach of a director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law for the willful or negligent unlawful payment of dividends, stock purchase or stock redemption or (iv) for any transaction from which a director derived an improper personal benefit.

The Company has procured directors' and officers' liability insurance which insures against liabilities that directors and officers of the Company may incur in such capacities.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND OFFERING.

The estimated expenses set forth below, will be borne by the Company.

         Item                                                            Amount
         SEC Registration Fee .........................................$    768
         Legal Fees and Expenses ......................................$100,000
         Accounting Fees and Expenses .................................$  2,000
         Printing .....................................................$  2,000

         Total ........................................................$104,768

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

                               IQ BIOMETRIX, INC.
                              (F/K/A "JVWEB, INC.")

In September and October 2003, the Company issued its 6% convertible debentures due on September 18, 2004 in the principal aggregate amount of $500,000 and $200,000 respectively. These debentures are convertible anytime at the option of the holder into IQ Biometrix common stock at $.64 per share. In addition, IQ Biometrix issued warrants to the holders of these debentures to purchase up to 400,000 shares of the common stock of IQ Biometrix at a per share purchase price of $1.25. The issuances of these warrants and debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

In June 2003, the Company issued to two investors its 10% secured convertible debenture in the aggregate original principal amount of $400,000. In addition to their conversion feature, these debentures permit the holder to purchase additional shares of common stock whose number depends on the amount of outstanding principal and accrued interest on the debentures at the relevant time. The issuances of these debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

In April 2003, the Company issued to two investors its 10% secured convertible debenture in the aggregate original principal amount of $400,000. In addition to their conversion feature, these debentures permit the holder to purchase up to 275,000 additional shares of common stock. These debentures also entitle the holder to receive warrants to purchase additional shares of common stock whose number depends on the amount of outstanding principal and accrued interest on the debentures at the relevant time. The issuances of these debentures are claimed to be exempt, and the issuance of the common stock underlying or purchasable pursuant to these debentures and the issuance of the warrants and of the common stock underlying the warrants will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

On February 11, 2003, the Company entered into a definitive agreement (the "Definitive Agreement") with Special Equity IV, L.P. ("Special Equity") regarding several transactions, including the acquisition by Special Equity of certain securities of the Company. Per the Definitive Agreement, Special Equity and the Company entered into that certain Stock Purchase Agreement, whereby Special Equity has purchased 500,000 shares of the Company's common stock for an aggregate purchase price of $200,000. Pursuant to the Definitive Agreement, Special Equity and the Company also entered into that certain Purchase and Sale Agreement whereby, in consideration of Special Equity's assignment to the Company of a promissory note made payable by a third party to Special Equity in the original principal amount of $2.2 million, the Company will issue to SPECIAL EQUITY 700,000 shares of its common stock and grant to Special Equity warrants to purchase up to 1,000,000 shares of the Company's common stock for a per-share purchase price of $1.00. The issuances of the common stock to Special Equity are claimed to be exempt pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933. The issuances to Special Equity of the warrants and the issuance of the common stock underlying the warrants will be claimed to be exempt pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

During the last half of calendar 2002, the Company issued to three investors its 6% convertible subordinated debentures in an aggregate principal amount of $400,000. The issuances of these debentures are claimed to be exempt, and the issuance of the common stock underlying these debentures will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

For services rendered, in December 2002, the Company issued to a resigning director of the Company 23,500 shares of the Company's common stock. The issuance of these shares is claimed to be exempt pursuant to Section 4(2) and 4(6) of the Securities Act of 1933.

On March 22, 2002 (after taking into account certain post-closing adjustments), the Company issued 13,354,232 shares of its common stock in connection with the merger (the "Merger") of IQ Biometrix California, Inc. ("IQB") with and into a subsidiary of the Company. These shares were issued to approximately 87 of the now former shareholders of IQB. These issuances are claimed to be exempt pursuant to Regulation D under the Securities Act of 1933 with respect to U.S. persons and pursuant to Regulation S under the Securities Act of 1933 with respect to non-U.S. persons. Also, in connection with the Merger, the Company assumed IQB's obligations under its stock plan, thus obligating the Company to issue up to 1,738,160 additional shares of common stock pursuant to options or stock grants issued pursuant to the assumed plan (after taking into account certain post-closing adjustments). The issuances of the common stock underlying these options or stock grants are claimed to be exempt pursuant to Regulation D under the Securities Act of 1933.

Shortly prior to the Merger, the Company issued to Greg J. Micek (then the President of the Company) a Convertible Secured Promissory Note (the "Note") for an investment in the amount of $100,000. This Note provided for its automatic conversion into 100,000 shares of common stock upon the consummation of the Merger. The Note did ultimately convert into 100,000 shares of common stock upon the consummation of the Merger. The issuance of the Note and the issuance of the common stock underlying the Note are claimed to be exempt pursuant to Section 4(2) and 4(6) of the Securities Act of 1933.

Shortly prior to the Merger, the Company issued to one investor an aggregate of 500,000 shares of common stock in a private placement for an aggregate purchase price of $500,000. This investor also received warrants to purchase up to 500,000 shares of common stock for a per-share purchase price of $1.00. The issuances of the common stock and the warrants are claimed to be exempt, and the issuance of the common stock underlying the warrants will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

During the past 20 months the Company has issued options for 1,400,000 shares of stock to executive officers pursuant to the Company's Stock Option Plan. The issuance of the options are claimed to be exempt, and the issuance of the common stock underlying the options will be claimed to be exempt, pursuant to Sections 4(2) and 4(6) of the Securities Act of 1933.

                         IQ BIOMETRIX CALIFORNIA, INC.

Between February 24 through March 21, 2002, the management of the Company understands and believes, based the representations of IQB, that IQ Biometrix California, Inc. issued to 31 investors an aggregate of 644,846 shares of its common stock in a private placement for an aggregate purchase price of $510,001. These issuances of IQ Biometrix California, Inc. common stock are claimed to be exempt pursuant to Regulation D under the Securities Act of 1933.

The management of the Company understands and believes, based the representations of IQB, that Between February 24 through March 21, 2002, IQ Biometrix California, Inc. granted to 32 employees and consultants options to purchase up to 3,837,540 shares of IQ Biometrix California, Inc. common stock. The grant of these options is claimed to be exempt pursuant to Regulation D under the Securities Act of 1933. These options have been assumed by IQ Biometrix, Inc. f/k/a "JVWeb."

During November 2001, IQ Biometrix California, Inc. issued to CISystems, Inc. an aggregate of 4,000,000 shares of its common stock in a private placement in connection with the purchase of CISystems, Inc.'s assets. This issuance of IQ Biometrix California, Inc. common stock is claimed to be exempt pursuant to Regulation D under the Securities Act of 1933.

During July 2001, IQ Biometrix California, Inc. issued to its nine founding investors an aggregate of 12,000,000 shares of its common stock in a private placement for an aggregate purchase price of $1,200. These issuances of IQ Biometrix California, common stock are claimed to be exempt pursuant to Section 4(2) of the Securities Act of 1933 with respect to five of the founders, and
Section 4(2) of and Regulation S under the Securities Act of 1933 with respect to four of the founders.

                                 CISYSTEMS, INC.

Between February 5 and March 19, 2001, CISystems, Inc. issued to three service providers an aggregate of 170,000 shares of its common stock in a private placement for services rendered. These issuances of the common stock are claimed to be exempt pursuant to Regulation D under the Securities Act of 1933.

Between January 9 through June 18, 2001, CISystems, Inc. issued to seven investors in a private placement convertible promissory notes having an aggregate original principal amount of $1,080,000. These notes were eventually converted into 3,320,000 shares of CISystems, Inc. common stock. The investors in the convertible promissory notes also received warrants to purchase up to 5,650,000 shares (as adjusted) of CISystems, Inc. common stock for an aggregate purchase price of $5,650 (as adjusted). All of these warrants were eventually exercised. The issuances of the convertible promissory notes, the warrants and the common stock underlying them are claimed to be exempt pursuant to Regulation D under the Securities Act of 1933.

During January 2001, CISystems issued to a corporation an aggregate of 1,500,000 shares of its common stock in a private placement in connection with the purchase of the assets of such corporation. This issuance of CISystems, Inc. common stock is claimed to be exempt pursuant to Regulation D under the Securities Act of 1933.

Between September 13 and June 15, 2000, CISystems, Inc. issued to five investors an aggregate of 9,900,000 shares (as adjusted) of its Series A preferred stock in a private placement for an aggregate purchase price of $1,900,000. These issuances of CISystems, Inc. Series A preferred stock are claimed to be exempt pursuant to Regulation D under the Securities Act of 1933. During September 2000, CISystems, Inc. issued to its 20 founding investors an aggregate of 14,410,000 shares of its common stock in a private placement for an aggregate purchase price of $14,410. These issuances of CISystems, Inc. common stock are claimed to be exempt pursuant to Regulation D under the Securities Act of 1933.

ITEM 27.  EXHIBITS

EXHIBIT INDEX

Exhibit No.       Description
3.01              Certificate of  Incorporation  of the Company is  incorporated herein by reference from the Company's  Registration Statement on Form SB-2 (SEC File No. 333-41635) filed December 29, 1997,
                  Item 27, Exhibit 3.01.

3.02 Bylaws of the Company is incorporated herein by reference from the Company's Registration Statement on Form SB-2 (SEC File
                  No. 333-41635) filed December 29, 1997, Item 27, Exhibit 3.02.

3.03 Certificate of Amendment to Certificate of Incorporation of the Company is incorporated herein by reference from the Company's (SEC File No. 0-24001) Quarterly Report on Form
                  10-QSB  filed with the SEC on February  20,  2001,  Item 6(a),
                  Exhibit 3.03.

4.01 Specimen Common Stock Certificate is incorporated herein by reference from the Company's Registration Statement on Form
                  SB-2 (SEC File No.  333-41635)  filed December 29, 1997,  Item
                  27, Exhibit 4.01.

5.01              Opinion  of Mark E.  Crone,  Attorney-at-Law.

9.01              Voting Agreement dated as of February 27, 2002 by Pierre Cote,
                  Sylvie Lariviere and Eric McAfee in favor of Greg J. Micek is incorporated herein by reference from the Company's (SEC File
                  No. 0-24001)  Current Report on Form 8-K filed with the SEC on
                  April 8, 2002, Item 7(c), Exhibit 9.1.

10.01             Agreement  and Plan of Merger,  dated as of February  27, 2002
                  (the  "Merger  Agreement"),  by and among (a) JVWeb,  Inc.,  a
                  Delaware corporation, (b) IQB Acquisition Corporation, a newly-formed, wholly-owned Delaware subsidiary of JVWeb, Inc.,
                  (c) IQ Biometrix California, Inc., a California corporation, and (d) Pierre Cote, Sylvie Lariviere and Eric McAfee is incorporated herein by reference from the Company's (SEC File
                  No. 0-24001)  Current Report on Form 8-K filed with the SEC on
                  April 8, 2002, Item 7(c), Exhibit 10.1.

10.02 Sale and Purchase Agreement dated as of February 27, 2002 by and between JVWeb, Inc., a Delaware corporation, and Greg J.
                  Micek is  incorporated  herein by reference from the Company's
                  (SEC File No. 0-24001) Current Report on Form 8-K filed with the SEC on April 8, 2002, Item 7(c), Exhibit 10.3.

10.03             Agreement dated May 31, 2002 between IQ Biometrix  California,
                  Inc. and Entreprises Cogniscience, Inc. is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual
                  Report on Form 10-KSB  filed with the SEC on October 15, 2002,
                  Item 13(a)(iii), Exhibit 10.03.

10.04             Memorandum of  Understanding  between the University  Business
                  Center  and IQ  Biometrix  dated  August 1, 2002  between  the
                  Company and the  University  Business  Center of Fresno  State
                  Letter of Intent - University is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual
                  Report on Form 10-KSB  filed with the SEC on October 15, 2002,
                  Item 13(a)(iii), Exhibit 10.04.

10.05             Master Service  Agreement dated September 20, 2002 between the
                  Company and Robert Rios & Associates, Inc. is incorporated herein by reference from the Company's (SEC File No. 0-24001)
                  Annual Report on Form 10-KSB filed with the SEC on October 15,
                  2002, Item 13(a)(iii), Exhibit 10.05.

10.06             Asset  Purchase  Agreement  dated November 12, 2001 between IQ
                  Biometrix California, Inc. and CISystems, Inc. is incorporated herein by reference from the Company's (SEC File No. 0-24001)
                  Annual Report on Form 10-KSB filed with the SEC on October 15,
                  2002, Item 13(a)(iii), Exhibit 10.06.

10.07             Agreement  dated July 12,  2002  between the Company and GoNow
                  Financial Network, Inc. is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on
                  Form  10-KSB  filed with the SEC on  October  15,  2002,  Item
                  13(a)(iii), Exhibit 10.07.

10.08             Advisory  Agreement  dated March 10, 2002 between IQ Biometrix
                  California, Inc. and Fernand Beland is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual
                  Report on Form 10-KSB  filed with the SEC on October 15, 2002,
                  Item 13(a)(iii), Exhibit 10.08.

10.09             Executive Employment Agreement dated effective as of August 1,
                  2002 by and between the Company and William Scigliano is incorporated herein by reference from the Company's (SEC File
                  No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.09.

10.10             Memorandum of Agreement  regarding  stock options dated August
                  1, 2002 by and between the Company and William Scigliano is incorporated herein by reference from the Company's (SEC File
                  No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.10.

10.11             Executive Employment Agreement dated effective as of September
                  25, 2002 by and between the Company and Greg J. Micek is incorporated herein by reference from the Company's (SEC File
                  No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.11.

10.12             Memorandum of Agreement  regarding  stock options dated August
                  1, 2002 by and between the Company and Greg J. Micek is incorporated herein by reference from the Company's (SEC File
                  No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii), Exhibit 10.12.

10.13             Notice of Stock Option Grant and Stock Option  Agreement dated
                  December 1, 2001  between IQ  Biometrix  California,  Inc. and
                  Morden Lazarus is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii),
                  Exhibit 10.13.

10.14             Notice of Stock Option Grant and Stock Option  Agreement dated
                  December 1, 2001  between IQ  Biometrix  California,  Inc. and
                  Paul Schroeder is incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 15, 2002, Item 13(a)(iii),
                  Exhibit 10.14.

10.15             Asset  Purchase  Agreement  dated  February  11,  2003  by and
                  between   Special   Equity  IV,   L.P.   and  the  Company  is
                  incorporated  herein by reference from the Company's (SEC File
                  No.  0-24001)  Quarterly  Report on Form 10-QSB filed with the
                  SEC on February 19, 2003, Item 6(a), Exhibit 10.01

10.16             Stock  Purchase  Agreement  dated  February  11,  2003  by and
                  between   Special   Equity  IV,   L.P.   and  the  Company  is
                  incorporated  herein by reference from the Company's (SEC File
                  No.  0-24001)  Quarterly  Report on Form 10-QSB filed with the
                  SEC on February 19, 2003, Item 6(a), Exhibit 10.02

10.17             Warrant  Agreement  dated  February  11,  2003  issued  by the
                  Company in favor of Special Equity IV, L.P. is incorporated herein by reference from the Company's (SEC File No. 0-24001)
                  Quarterly Report on Form 10-QSB filed with the SEC on February
                  19, 2003, Item 6(a), Exhibit 10.03

10.18 Bill of Sale and Assignment dated February 11, 2003 executed by Special Equity IV, L.P. in favor of the Company is incorporated herein by reference from the Company's (SEC File
                  No.  0-24001)  Quarterly  Report on Form 10-QSB filed with the
                  SEC on February 19, 2003, Item 6(a), Exhibit 10.06

10.19 Purchase and Sale Agreement dated February 11, 2003 between the Company and Special Equity IV, L.P.

10.20             Bill of Sale and  Assignment  of Interest  dated  February 11,
                  2003 between the Company and Special Equity IV, L.P.

10.21 Warrant to Purchase Common Stock dated February 11, 2003 between the Company and Special Equity IV, L.P.

10.22             Stock Purchase  Agreement  dated February 11, 2003 between the
                  Company and Special Equity IV, L.P.

10.23 Security Agreement dated March 31, 2003 between the Company and Lenders

10.24             Warrant to Purchase Common Stock Issued to Holder

10.25 10% Secured Convertible Debenture dated May 28, 2003 between the Company and John J. Micek, Jr.

10.26 10% Secured Convertible Debenture dated May 28, 2003 between the Company and Neil Morris

10.27 10% Secured Convertible Debenture dated May 28, 2003 between the Company and Elisa Micek and Forte Capital Partners, LLC.

10.28             10% Secured  Promissory  Note  between the Company and Network
                  Storage Systems, Inc. dated May 4, 2003.

10.29             Security  Agreement  between the Company and the Lenders dated
                  May 14, 2003.

10.30 Assignment of Rights and Consent to Assignment between the Company and Network Storage Systems, Inc dated May 14, 2003.

10.31             Assignment  of  Accounts  Receivable  between  the Company and
                  Network Storage Systems, Inc. dated May 14, 2003.

10.32 6% Secured Convertible Debenture dated September 19, 2003 between the Company and Platinum Partners Value Arbitrage
                  Fund, LP  incorporated  herein by reference from the Company's
                  (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 14, 2003.

10.33 6% Secured Convertible Debenture dated September 19, 2003 between the Company and Platinum Partners Value Macro Fund, LP incorporated herein by reference from the Company's (SEC File
                  No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 14, 2003.

10.34             Warrant to Purchase  Common Stock Issued to Platinum  Partners
                  Value Arbitrage Fund, LP incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form
                  10-KSB filed with the SEC on October 14, 2003.

10.35             Warrant to Purchase  Common Stock Issued to Platinum  Partners
                  Macro Fund, LP incorporated herein by reference from the Company's (SEC File No. 0-24001) Annual Report on Form 10-KSB filed with the SEC on October 14, 2003.

23.01             Consent of Malone & Bailey, PLLC

23.02             Consent of Mark E. Crone, Attorney-at-Law,  (to be included in
                  Exhibit 5.1 to this Registration Statement).

25.1              Power of Attorney (included on the signature page thereto)

99.01             The  Company's  Year  2002  Consultant  Compensation  Plan  is
                  incorporated   herein   by   reference   from  the   Company's
                  Registration  Statement  on Form S-8 (SEC File No.  333-96873)
                  filed July 7, 2002, Item 8, Exhibit 4.02.

99.02             The  Company's  Year  2003  Consultant  Compensation  Plan  is
                  incorporated   herein   by   reference   from  the   Company's
                  Registration  Statement on Form S-8 (SEC File No.  333-107447)
                  filed July 28, 2003, Item 8, Exhibit 4.02.

99.03             The  Company's  2000   Non-Qualified   Stock  Option  Plan  is
                  incorporated   herein   by   reference   from  the   Company's
                  Registration  Statement  on Form S-8 (SEC File No.  333-43884)
                  filed August 16, 2000, Item 8, Exhibit 4.02.

99.04 IQ Biometrix California, Inc. 2001 Stock Plan is incorporated herein by reference from the Company's (SEC File No. 0-24001)
                  Annual Report on Form 10-KSB filed with the SEC on October 15,
                  2002, Item 13(a)(iii), Exhibit 99.03.


ITEM 28.  UNDERTAKINGS

A.       The undersigned Registrant will:

         (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement, and include any additional or changed material information on the plan of distribution.

         (2) For the purpose of determining any liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering thereof.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B. (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         (2) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form SB-2 and has duly caused this Amendment No. 1 to Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, California on December 3, 2003.


                                        IQ BIOMETRIX, INC.

                                        By: /s/ William Scigliano
                                            --------------------------------
                                            William Scigliano,
                                            Chief Executive Officer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name                                                 Title                                    Date
----                                                 -----                                    ----
/S/ Morden C. Lazarus                       Director                                    December 3, 2003
-------------------------
Morden C. Lazarus

/s/ Greg. J. Micek                          Director                                    December 3, 2003
-------------------------
Greg J. Micek

/S/William Scigliano                        Director and Chief                          December 3, 2003
-------------------------                   Executive Officer
William Scigliano                           (Principal Executive Officer)


/S/Seth Horn                                Chief Financial Officer,                    December 3, 2003
-------------------------                   Treasurer & Controller
Seth Horn                                   (Principal Financial Officer
                                            and Principal Accounting
                                            Officer)
